===========================================================================



                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                            Dated as of May 13, 1996

                                    between

                        SEVEN-UP/RC BOTTLING COMPANY OF
                         SOUTHERN CALIFORNIA, INC., as
                        Debtor and Debtor in Possession,

                                  as Borrower,

                            THE LENDERS PARTY HERETO

                                      and

                     GENERAL ELECTRIC CAPITAL CORPORATION,

                                    as Agent



==========================================================================

                               TABLE OF CONTENTS

SECTION                                                                 PAGE
- -------                                                                 ----

1.    AMOUNT AND TERMS OF CREDIT.......................................   2
      1.1   Revolving Credit Advances..................................   2
      1.2   [INTENTIONALLY OMITTED]....................................   4
      1.3   Repayment; Termination of Commitment.......................   4
      1.4   Use of Proceeds............................................   5
      1.5   Letters of Credit..........................................   5
      1.6   Interest...................................................   5
      1.7   Eligible Accounts and Inventory............................   7
      1.8   Fees.......................................................   7
      1.9   Cash Management System.....................................   7
      1.10  Receipt of Payments........................................   7
      1.11  Pro Rata Treatment.........................................   8
      1.12  Application and Allocation of Payments.....................   8
      1.13  Non-Receipt of Funds by Agent..............................   9
      1.14  Sharing of Payments, Etc...................................  10
      1.15  Settlement Procedures......................................  11
      1.16  Accounting.................................................  12
      1.17  Indemnity..................................................  13
      1.18  Access.....................................................  14
      1.19  Taxes......................................................  15
      1.20  Capital Adequacy...........................................  16
      1.21  Priority of Obligations and Agent's Liens..................  17

2.    CONDITIONS PRECEDENT.............................................  18
      2.1   Conditions to the Initial Revolving Credit
            Advance or Letter of Credit Obligation.....................  18
      2.2   Further Conditions to Each Revolving Credit
            Advance and Each Letter of Credit Obligation...............  20

3.    REPRESENTATIONS AND WARRANTIES...................................  21
      3.1   Corporate Existence; Compliance with Law...................  21
      3.2   Executive Offices; Collateral Locations;
            Corporate or Other Names...................................  21
      3.3   Corporate Power; Authorization; Enforceable
            Obligations................................................  21
      3.4   Financial Statements and Projections.......................  22
      3.5   Material Adverse Change....................................  22
      3.6   Ownership of Property; Liens...............................  22
      3.7   Restrictions; No Default; Material Contracts...............  23
      3.8   Labor Matters..............................................  24
      3.9   Ventures, Subsidiaries and Affiliates;
            Outstanding Stock and Indebtedness.........................  24
      3.10  Government Regulation......................................  24
      3.11  Margin Regulations.........................................  25
      3.12  Taxes......................................................  25
      3.13  ERISA......................................................  26
      3.14  No Litigation..............................................  27
      3.15  Brokers....................................................  28
      3.16  Patents, Trademarks, Copyrights and Licenses...............  28

                           TABLE OF CONTENTS cont'd

SECTION                                                                 PAGE
- -------                                                                 ----

      3.17  Full Disclosure............................................  28
      3.18  Hazardous Materials........................................  29
      3.19  Insurance Policies.........................................  29
      3.20  Deposit and Disbursement Accounts..........................  29
      3.21  Prepetition Credit Agreement Obligations...................  29

4.    FINANCIAL STATEMENTS AND INFORMATION.............................  30
      4.1   Reports and Notices........................................  30
      4.2   Communication with Accountants.............................  30

5.    AFFIRMATIVE COVENANTS............................................  31
      5.1   Maintenance of Existence and Conduct of
            Business...................................................  31
      5.2   Payment of Charges and Claims..............................  31
      5.3   Books and Records..........................................  32
      5.4   Litigation.................................................  32
      5.5   Insurance..................................................  32
      5.6   Compliance with Laws.......................................  33
      5.7   Agreements.................................................  33
      5.8   Supplemental Disclosure....................................  34
      5.9   Environmental Matters......................................  35
      5.10  Landlord's Agreements......................................  35
      5.11  Certain Obligations Respecting Subsidiaries................  35
      5.12  Application of Proceeds....................................  35
      5.13  Fiscal Year................................................  36
      5.14  Casualty and Condemnation..................................  36
      5.15  Payment of Prepetition Credit Agreement
            Obligations................................................  37

6.    NEGATIVE COVENANTS...............................................  37
      6.1   Mergers, Subsidiaries, Etc.................................  37
      6.2   Investments................................................  37
      6.3   Indebtedness...............................................  38
      6.4   Affiliate and Employee Loans and Transactions;
            Employment Agreements......................................  38
      6.5   Capital Structure and Business.............................  39
      6.6   Guaranteed Indebtedness....................................  39
      6.7   Liens......................................................  39
      6.8   Sale of Assets.............................................  40
      6.9   ERISA......................................................  41
      6.10  Financial Covenants........................................  41
      6.11  Hazardous Materials........................................  41
      6.12  Sale-Leasebacks............................................  41
      6.13  Cancellation of Indebtedness...............................  41
      6.14  Restricted Payments........................................  42
      6.15  Real Property Leases.......................................  42
      6.16  Bank Accounts..............................................  42
      6.17  No Speculative Transactions................................  42
      6.18  Margin Regulations.........................................  42
      6.19  Limitation on Negative Pledge Clauses......................  42

                           TABLE OF CONTENTS cont'd

SECTION                                                                 PAGE
- -------                                                                 ----

      6.20   Accounting Changes........................................  42
      6.21   Prepetition Indebtedness..................................  43
      6.22   Reclamation Claims........................................  43
      6.23   Application to the Court..................................  43

 7.   TERM.............................................................  43
      7.1    Duration..................................................  43
      7.2    Survival of Obligations...................................  44

 8.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES...........................  44
      8.1    Events of Default.........................................  44
      8.2    Remedies..................................................  47
      8.3    Waivers by Borrower.......................................  47

 9.   AGENT............................................................  48
      9.1    Appointment, Powers and Immunities........................  48
      9.2    Reliance by Agent.........................................  48
      9.3    Defaults..................................................  49
      9.4    Rights as a Lender........................................  49
      9.5    Indemnification...........................................  49
      9.6    Non-Reliance on Agent and Other Lenders...................  50
      9.7    Failure to Act............................................  50
      9.8    Resignation of Agent......................................  51
      9.9    Consents under Loan Documents.............................  51
      9.10   Collateral Matters........................................  51

10.   SUCCESSORS AND ASSIGNS...........................................  52
      10.1   Successors and Assigns....................................  52
      10.2   Assignments and Participations............................  52

11.   MISCELLANEOUS....................................................  54
      11.1   Complete Agreement; Modification of Agreement.............  54
      11.2   Fees and Expenses.........................................  55
      11.3   No Waiver.................................................  56
      11.4   Remedies..................................................  57
      11.5   Severability..............................................  57
      11.6   Conflict of Terms.........................................  57
      11.7   Right of Set-off..........................................  57
      11.8   Authorized Signature......................................  57
      11.9   Notices...................................................  58
      11.10  Parties Including Trustees; Bankruptcy Court
             Proceedings...............................................  59
      11.11  Section Titles............................................  60
      11.12  Counterparts..............................................  60
      11.13  Time of the Essence.......................................  60
      11.14  Publicity.................................................  60
      11.15  GOVERNING LAW.............................................  60
      11.16  WAIVER OF JURY TRIAL......................................  60

                   INDEX OF ANNEXES, SCHEDULES AND EXHIBITS

Annex A         -   Definitions; Rules of Construction
Annex B         -   Cash Management System
Annex C         -   Schedule of Documents
Annex D         -   Schedule of Certain Fees
Annex E         -   Financials, Projections and Notices
Annex F         -   Insurance Requirements
Annex G         -   Letters of Credit
Annex H         -   Financial Covenants


Schedule 3.2    -   Executive Offices; Trade Names
Schedule 3.4    -   Financials and Projections
Schedule 3.5    -   Dividends; Material Changes
Schedule 3.6    -   Real Estate and Leases
Schedule 3.7    -   Material Contracts
Schedule 3.8    -   Labor Matters
Schedule 3.9    -   Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.12   -   Tax Matters
Schedule 3.13   -   ERISA Plans
Schedule 3.14   -   Litigation
Schedule 3.16   -   Patents, Trademarks, Copyrights and Licenses
Schedule 3.18   -   Hazardous Materials
Schedule 3.19   -   Insurance Policies
Schedule 3.20   -   Disbursement and Deposit Accounts
Schedule 6.2    -   Investments
Schedule 6.3    -   Indebtedness
Schedule 6.4    -   Loans to and Transactions with Employees
Schedule 6.6    -   Guaranteed Indebtedness
Schedule 6.7    -   Liens
Schedule 11.8   -   Authorized Signatures


Exhibit A       -   Form of Notice of Revolving Credit Advance
Exhibit B       -   Form of Borrowing Base Certificate
Exhibit C       -   Form of Revolving Credit Note
Exhibit D       -   Form of Emergency Order
Exhibit E       -   Form of Interim Order
Exhibit F       -   Form of Security Agreement

                     DEBTOR IN POSSESSION CREDIT AGREEMENT
                     -------------------------------------


     THIS DEBTOR IN POSSESSION CREDIT AGREEMENT ("Agreement") is entered into as of May 13, 1996, by and between SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC., a Delaware corporation, as Debtor and Debtor in Possession, ("Borrower"), each of the lenders listed on the signature pages hereof or which pursuant to Section 10.2 becomes a "Lender" hereunder (each individually a "Lender" and collectively "Lenders"), and GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital"), a corporation organized under the banking laws of the State of New York, as agent hereunder for Lenders (in such capacity, together with its successors in such capacity, "Agent"), with reference to the following facts:

                                    RECITALS
                                    --------

     A. Seven-Up/RC Bottling Company of Southern California, Inc. ("Seven-Up/RC") and GE Capital (as the "Agent" and sole "Lender" thereunder) are parties to that certain Credit Agreement dated as of February 1, 1994 (as amended, modified or supplemented prior to the Petition Date (as defined below), the "Prepetition Credit Agreement"), and certain other documents, instruments and agreements executed in connection therewith (the "Prepetition Loan Documents"), pursuant to which GE Capital agreed to provide certain financial accommodations to or for the benefit of Seven-Up/RC.

     B. On May 13, 1996 (the "Petition Date"), Borrower commenced Chapter 11 Case No. 96-738(HSB) (the "Chapter 11 Case") by filing a voluntary petition for reorganization under Title 11 of the United States Code, 11 U.S.C. (S)(S) 101 et seq. (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Borrower continues to operate its business and manage its properties as a debtor and debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

     C. Borrower has requested that Lenders provide a senior secured superpriority revolving credit facility of up to $54,000,000. Borrower intends to utilize such facility to fund its working capital requirements and to guarantee its letter of credit obligations during the pendency of the Chapter 11 Case.

     D. Lenders are willing to extend such postpetition credit facility to Borrower in accordance with and on the terms and conditions set forth in this Agreement.

     E. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. Unless otherwise indicated, all references in this

Agreement or in the Annexes to this Agreement to sections, subsections, schedules, exhibits, annexes, and attachments shall refer to the corresponding sections, subsections, schedules, exhibits, annexes and attachments of or to this Agreement. All schedules, exhibits, annexes and attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. Unless otherwise expressly set forth herein, or in a written amendment referring to such schedules and annexes, all schedules and annexes referred to herein shall mean the schedules and annexes as in effect as of the Closing Date. These Recitals shall be construed as part of this Agreement.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.   AMOUNT AND TERMS OF CREDIT

     1.1  Revolving Credit Advances.

          (a) Upon and subject to the terms and conditions hereof, each Lender severally agrees to make available, from time to time from the Closing Date until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor to Agent, advances (each, a "Revolving Credit Advance") in an aggregate principal amount at any time outstanding up to but not exceeding the Revolving Credit Commitment of such Lender, provided that in no event shall the aggregate principal amount of the Revolving Credit Loan and outstanding Letter of Credit Obligations at any time exceed the Borrowing Availability. Borrower may from time to time borrow, repay and reborrow Revolving Credit Advances under this Section 1.1.

          (b) Borrower shall give Agent (which shall promptly notify Lenders) notice of each borrowing hereunder as provided in Section 1.1(c) and, subject to
Section 1.15, on the date specified for such borrowing each Lender shall make available the amount of the Revolving Credit Advance or Revolving Credit Advances to be made by it on such date to Agent to such account of Agent as Agent may designate, in immediately available funds, for the account of Borrower.

          (c) Each notice of a borrowing of a Revolving Credit Advance shall be given in writing (by telecopy, hand delivery, or U.S. mail) by Borrower to Agent at its address at 350 South Beverly Drive, Suite 200, Beverly Hills, California 90212, to the attention of Mr. Mark E. Gudis, or such other Person as may be designated in writing by Agent, Telephone No. (310) 203-0335, Telecopy No. (310) 785-0644, given no later than 11:00 a.m. (Los Angeles time) on the Business Day of the proposed Revolving Credit Advance. Each such notice of borrowing (a "Notice of

Revolving Credit Advance") shall be substantially in the form of Exhibit A, specifying therein the requested date, the amount of such Revolving Credit Advance, the Disbursement Account into which such Revolving Credit Advance shall be made, and such other information as may be required by Agent. Agent and Lenders shall be entitled to rely upon and shall be fully protected under this Agreement in relying upon any Notice of Revolving Credit Advance believed by Agent to be genuine and to assume that the persons executing and delivering the same were duly authorized unless the responsible individual acting thereon for Agent shall have actual knowledge to the contrary.

          (d) The Revolving Credit Advances made by each Lender shall be evidenced by a single promissory note of Borrower for each Lender substantially in the form of Exhibit C hereto, dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Revolving Credit Commitment as originally in effect and otherwise duly completed. The date and amount of each Revolving Credit Advance made by each Lender and each payment of principal with respect thereto shall be recorded on the books and records of such Lender, which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. The entire unpaid balance of the Revolving Credit Loan and all other Obligations shall be immediately due and payable on the Commitment Termination Date.

          (e) Borrower shall furnish to Agent and each Lender a Borrowing Base Certificate substantially in the form of Exhibit B, completed and signed by Borrower's Chief Executive Officer, Chief Financial Officer, Director of Banking and Investor Relations or Director of Accounting Services which sets forth a calculation of the Borrowing Base at the times and for the periods set forth in Annex E. Borrower agrees that in making any Revolving Credit Advance hereunder Agent and each Lender shall be entitled to rely upon the most recent Borrowing Base Certificate delivered to Agent and Lenders by Borrower. Borrower further agrees that if Borrower shall have failed to deliver a Borrowing Base Certificate to Agent and Lenders within the specified period Lenders shall be under no obligation to make any further Revolving Credit Advances (or incur any additional Letter of Credit Obligations) until such time as such Borrowing Base Certificate is delivered to Agent and Lenders.

          (f) The failure of any Lender (such Lender, a "Non-Funding Lender") to make any Revolving Credit Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligation to make its Revolving Credit Advance on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Required Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Revolving Credit Notes or the other Loan Documents (including exercising any rights of offset) without first obtaining the prior written consent of Agent and Required Lenders, it being the agreement of Lenders that any such action to protect or enforce rights under this Agreement, the Revolving Credit Notes or the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent and Required Lenders and not individually by a single Lender.

     1.2  [INTENTIONALLY OMITTED]

     1.3  Repayment; Termination of Commitment.

          (a) Borrower hereby promises to pay to Agent, for the account of each Lender, the entire outstanding principal amount of the Revolving Credit Loan and the Revolving Credit Loan shall mature on the Commitment Termination Date.

          (b) If on any day the outstanding balance of the Revolving Credit Loan, when added to the then outstanding Letter of Credit Obligations, shall at any time exceed the Borrowing Availability, Borrower shall repay the Revolving Credit Loan in the amount of such excess on such day (or if such day is not a Business Day, on the next succeeding Business Day).

          (c) Borrower shall have the right at any time, upon at least ten (10) days prior written notice to Agent, to voluntarily terminate the Revolving Credit Commitments (in whole but not in part) without premium or penalty other than payment of the Termination Fee, if any. Upon such termination, Borrower's right to receive Revolving Credit Advances and the benefit of Letter of Credit Obligations shall simultaneously terminate and Borrower's obligation to pay the Non-Use Fee and any Collateral Management Fee or Collateral Examination Charge arising after such termination shall terminate, and notwithstanding anything to the contrary contained herein or in any Revolving Credit Note, the entire outstanding balance of the Revolving Credit Loan shall be immediately due and payable. On the date of such termination, Borrower shall pay to Agent in immediately available funds all of the Obligations, including the Termination Fee, if any, and any accrued and unpaid interest, and make arrangements, in accordance with the terms and conditions of Annex G, for satisfaction with respect to any outstanding Letter of Credit Obligations.

          (d) If the unpaid principal balance of the Revolving Credit Loan, when added to the then outstanding Letter of Credit Obligations, should at any time exceed the Borrowing

Availability, the excess balance shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits thereof and of the Loan Documents and shall be evidenced by the Revolving Credit Notes.

          (e) All Obligations, including the Revolving Credit Loan and the Letter of Credit Obligations, shall be immediately due and payable, without notice, upon the termination of the financing transactions contemplated under the Caribbean Loan Documents, which termination shall not occur as a result of the filing of the Chapter 11 Case.

     1.4 Use of Proceeds. Borrower shall use the proceeds of the Revolving Credit Loan for the payment of costs and expenses of the financing transactions contemplated by this Agreement that are payable by Borrower and for other corporate purposes permitted by the terms of this Agreement, the other Loan Documents, the Bankruptcy Code and the Bankruptcy Court; provided, that no portion of the Revolving Credit Loan or the Prepetition Advances shall be used, directly or indirectly: (a) to finance or make any Restricted Payment, (b) to pay any fees or similar amounts payable to any Person who has proposed or may propose to purchase interests in Borrower or Seven-Up/RC of PR or otherwise has proposed or may propose to invest in Borrower or Seven-Up/RC of PR (including so-called "topping fees," "exit fees" and similar amounts) in excess of $750,000 in the aggregate, (c) to fund, facilitate or pay for any investigation, research, consideration, commencement, maintenance or prosecution of any claims, rights, defenses or actions against Agent, any Lender or any of their respective Affiliates, including any claims, rights, defenses or actions arising from the prepetition acts involving Agent, any Lender or any of their respective Affiliates, or (d) to make any distribution under Borrower's plan of reorganization in the Chapter 11 Case.

     1.5 Letters of Credit. Subject to the terms and conditions of this Agreement, Borrower shall have the right to request, and Lenders agree to incur, the Letter of Credit Obligations in accordance with the terms and conditions set forth in Annex G.

     1.6  Interest.

          (a) Borrower shall pay interest on the Revolving Credit Loan to Agent for the account of each Lender: (i) in arrears for the preceding calendar month, on the first day of each calendar month, commencing on June 1, 1996; (ii) on the Commitment Termination Date; and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand. If any interest or other payment under this Agreement becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (b) Borrower shall be obligated to pay interest to Agent for the account of each Lender on the outstanding balance of the Revolving Credit Loan from the date any Revolving Credit Advance is made until it is paid in full at a floating rate equal to the CP Rate (as in effect from time to time) plus three and one-half percent (3.5%) per annum (the "Stated Rate"). All computations of interest shall be made by Agent and on the basis of a three hundred and sixty
(360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

          (c) Upon the occurrence and during the continuance of any Event of Default, the interest rate applicable to all of the Obligations, including the Revolving Credit Loan, may in the sole discretion of Required Lenders be increased, effective as of the date of the Default giving rise to such Event of Default, to the Default Rate.

          (d) Notwithstanding anything to the contrary set forth in this Section 1.6, if, at any time until payment in full of all of the Obligations, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by each Lender from the making of Revolving Credit Advances hereunder is equal to the total interest which such Lender would have received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, the interest rate payable hereunder shall be the rate of interest provided in Sections 1.6 (a) through (c), unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this Section 1.6(d) shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 1.6(d), shall make a final determination that a Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess in the manner set forth in Section 1.12, and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

     1.7  Eligible Accounts and Inventory.

          (a) Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall determine in accordance with the terms and provisions of this Agreement which Accounts shall be deemed to be "Eligible Accounts" for purposes of determining the amounts, if any, to be advanced to Borrower under the Revolving Credit Loan.

          (b) Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall determine in accordance with the terms and provisions of this Agreement which Inventory shall be deemed to be "Eligible Inventory" for purposes of determining the amounts, if any, to be advanced to Borrower under the Revolving Credit Loan.

     1.8 Fees. As compensation for Agent's and Lender's costs, skills, services and efforts incurred and expended in making the Revolving Credit Loan and the Letters of Credit available to Borrower, Borrower agrees to pay to Agent for its own account or the account of Lenders, as the case may be, the fees set forth in Annex D in accordance with the terms set forth therein. All of the Fees described in Annex D shall be non-refundable and shall be fully-earned as and when such Fees become due and payable.

     1.9 Cash Management System. On or prior to the Closing Date, Borrower will establish and maintain until the Termination Date, the cash management system described in Annex B.

     1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 12:00 noon (Los Angeles time) on the day when due in Dollars in immediately available funds to the Collection Account. For purposes of computing interest and Fees and determining the Borrowing Availability: (a) all payments (including cash sweeps) consisting of cash, wire, or electronic transfers in immediately available funds shall be deemed received by Agent upon deposit in the Collection Account and notice to Agent of such deposit; and (b) all payments consisting of checks, drafts, or similar non-cash items shall be deemed received upon receipt of good funds following deposit in the Collection Account (together with notice to Agent of such deposit). Subject to Section 1.15, each payment received by Agent under this Agreement or any Revolving Credit Note for the account of any Lender shall be paid by Agent promptly to such Lender, in the same funds received, for application to the Revolving Credit Loan or other obligation in respect of which such payment is made.

     1.11  Pro Rata Treatment.  Except to the extent otherwise provided herein:
(a) each Revolving Credit Advance (including any Revolving Credit Advance pursuant to Section 1.15(b)) shall be incurred and made by the relevant Lenders, and each payment of Non-Use Fee and the Termination Fee shall be made for the account of the relevant Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments; (b) each payment or prepayment of principal of the Revolving Credit Loan by Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loan held by Lenders; and (c) each payment of interest on the Revolving Credit Loan by Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on the Revolving Credit Loan then due and payable to the respective Lenders.

     1.12 Application and Allocation of Payments. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of Borrower, and Borrower irrevocably agrees that Agent and Lenders shall have the continuing exclusive right to apply any and all such payments against the then due and payable Prepetition Credit Agreement Obligations of Seven-Up/RC and the Obligations of Borrower and in repayment of the Revolving Credit Loan and the Letter of Credit Obligations as Lenders may deem advisable; provided, that the prepayments required under
Section 1.3(b) shall be applied in the manner described in such Section. In the absence of a specific determination by Agent with respect thereto, the same shall be applied in the following order: (a) to the Prepetition Credit Agreement Obligations in accordance with Section 1.12 of the Prepetition Credit Agreement (provided that such payments will be applied to any due and owing scheduled principal payments on the Prepetition Term Loan prior to outstanding Prepetition Advances); (b) then due and payable Fees, expenses and other Obligations (including Revolving Credit Advances made by Agent in its capacity as Agent) owing to Agent; (c) then due and payable Fees and expenses of Lenders; (d) then due and payable interest payments; (e) then due and payable Obligations to Lenders other than Fees, expenses and interest and principal payments; (f) then due and payable principal payments on the Revolving Credit Loan. Agent, on behalf of Lenders, is authorized to, and at its option may, make or cause to be made Revolving Credit Advances by Lenders on behalf of Borrower for payment of all Fees, expenses, charges, costs, principal, interest, or other Obligations then due and payable by Borrower under this Agreement or any of the Loan Documents, even if the making of such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan, when added to the then outstanding Letter of Credit Obligations, to exceed the Borrowing Availability, in which case the terms of Section 1.3(d) shall apply.

     1.13 Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Lender or Borrower (in either case, "Payor") prior to the date on which such Payor is to make payment to Agent of (in the case of a Lender) the proceeds of a Revolving Credit Advance to be made by such Lender hereunder or (in the case of Borrower) a payment to Agent for account of one or more of Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt by Agent, that such Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if such Payor has not in fact made the Required Payment to Agent, the recipient(s) of such payment shall, on demand, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by Agent until the date Agent recovers such amount, at a rate per annum equal to the CP Rate for such day and, if such recipient(s) shall fail promptly to make such payment, Agent shall be entitled to recover such amount, on demand, from such Payor, together with interest as aforesaid; provided, that if neither the recipient(s) nor such Payor shall return the Required Payment to Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, such Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

          (a) if the Required Payment shall represent a payment to be made by Borrower to Lenders, Borrower and the recipient(s) shall (without duplication) each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (and, in case the recipient(s) shall return the Required Payment to Agent, without limiting the obligation of Borrower hereunder to pay interest to such recipient(s) at the Default Rate in respect of the Required Payment); and

          (b) if the Required Payment shall represent proceeds of a Revolving Credit Advance to be made by Lenders to Borrower, such Payor and Borrower shall (without duplication) each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant hereto (and, in case Borrower shall return the Required Payment to Agent, without limiting any claim Borrower may have against Payor in respect of the Required Payment).

Nothing in this Section 1.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

     1.14  Sharing of Payments, Etc.

          (a) Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as between Lenders, to the provisions of the last sentence of Section 1.1(f)), to offset balances held by it for the account of Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's pro rata portion of the Revolving Credit Loan (including any Revolving Credit Advances deemed made by such Lender under Section 1.15(b)) or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, that such Lender's failure to give such notice shall not affect the validity thereof.

          (b) If any Lender shall obtain from Borrower payment of any principal of or interest on the Revolving Credit Loan owing to it or payment of any other amount under this Agreement or any Revolving Credit Note held by it, or any other Loan Document through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Revolving Credit Loan or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in (or, if and to the extent specified by such Lender, direct interests in) the Revolving Credit Loan or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Revolving Credit Loan or such other amounts, respectively, owing to each of Lenders. Amounts received by Agent under this Section 1.14(b) shall be treated as a payment by Borrower under Section 1.12. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of any participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise, in a manner consistent with Section 1.14(a), all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Revolving Credit Loan or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d) Nothing contained herein shall require any Lender to exercise any right as against Borrower as described in this Section 1.14 or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.

     1.15  Settlement Procedures.

          (a) The Revolving Credit Loan balance may fluctuate from day to day from Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and Lenders, Revolving Credit Advances may be made by Agent and payments in respect thereof will be settled according to the procedures set forth in this Section 1.15. Notwithstanding these procedures, each Lender's obligation to fund its portion of any Revolving Credit Advance made to Borrower will commence on the date such Revolving Credit Advances are made. Such payments will be made by each Lender without setoff, counterclaim or reduction of any kind.

          (b) Notwithstanding anything to the contrary contained in this Agreement, Agent may elect, at its sole option, to fund the entire amount of any Revolving Credit Advance requested by Borrower. In the event Agent makes such election, such Revolving Credit Advance made by Agent shall be deemed, and shall constitute, as of the date of making thereof, a Revolving Credit Advance made by each of Lenders in an amount equal to such Lender's pro rata share thereof, and each Lender shall be obligated to deliver to Agent such share of such Revolving Credit Advance on the Weekly Settlement Date in accordance with the procedure for weekly settlement set forth in Section 1.15(c) or as otherwise provided in
Section 1.15(d). Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating interest payable to any Lender (a) Agent shall be deemed a "Lender" with respect to any outstanding Revolving Credit Advances funded by Agent, and (b) the amount of Revolving Credit Advances of any Lender that are outstanding on any day shall be equal to the amount of such Lender's Revolving Credit Advances outstanding on such day (A) excluding any Revolving Credit Advances that have been funded entirely by Agent with respect to which such Lender has not funded its pro rata share and (B) including Revolving Credit Advances of such Lender which have been repaid by Borrower to Agent but not yet received by such Lender from Agent.

          (c) Each Lender shall settle with Agent, upon Agent's request, on the third Business Day of each week (or on such other day of the week as may be designated from time to time by Agent) in each successive week (the "Weekly Settlement Date"), on the net Revolving Credit Advances and payments since the date of the last settlement. On each Weekly Settlement Date, prior to 9:00 a.m. (Los Angeles time), Agent shall notify each Lender by telephone or by telex, telecopy or other form of teletransmission, of such Lender's pro rata share of the outstanding Revolving Credit Advances and the amount of the payment necessary to adjust such Lender's outstanding Revolving Credit Advances to such Lender's pro rata share of such Revolving Credit Advances as of such Weekly Settlement Date (on a net basis taking into account any funds in the Collection Account which Agent determines are available). Any such payment shall be made by the party from which such payment is due to the other party, in same day funds, not later than 11:00 a.m. (Los Angeles time) on such Weekly Settlement Date. If any Lender shall, for any reason, not settle with Agent within one Business Day after the Weekly Settlement Date, such Lender agrees to pay and Borrower agrees to repay, severally, to Agent forthwith on demand the amount due Agent on such Weekly Settlement Date together with interest thereon for each day from such Weekly Settlement Date until the day such amount is paid to Agent, at (i) in the case of such Lender, the CP Rate for the first three (3) days for which such amount remains unpaid and thereafter at the Stated Rate, and (ii) in the case of Borrower, the Stated Rate. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Credit Advance and, if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly pay over to Borrower such corresponding amount in same day funds, but Borrower shall remain obligated for all interest thereon.

          (d) As an alternative to the weekly settlement provided for in Section 1.15(c) , Agent may elect at its sole option, to use the following same day settlement procedure for borrowings of Revolving Credit Advances. Prior to 9:00 a.m. (Los Angeles time) on any date specified for a borrowing of a Revolving Credit Advance in a Notice of Revolving Credit Advance, Agent may notify each Lender by telephone or by telex, telecopy or other form of teletransmission, of the requested Revolving Credit Advance. Not later than 11:00 a.m. (Los Angeles time) on the date of such proposed Revolving Credit Advance, each Lender shall make available to Agent, in same day funds, to such account of Agent as Agent may designate, such Lender's pro rata share of such Revolving Credit Advance. Notwithstanding the foregoing, to the extent that there are available funds in the Collection Account, Agent may, at Agent's discretion, notify each Lender that such Lender's obligation to make available to Agent same day funds as provided in the preceding sentence shall be satisfied to the extent of its pro rata share out of such funds in the Collection Account, or such portion of such funds as Agent shall indicate are to be applied to fund such Revolving Credit Advance.

     1.16 Accounting. Agent will provide a monthly accounting of transactions under the Revolving Credit Loan to Borrower. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within thirty (30) days after the date any such accounting is delivered by Agent to Borrower, shall notify Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items (the "disputed items") expressly objected to in such notice shall be deemed to be disputed by Borrower. Agent's determination, based upon the facts available, of any disputed item shall (absent manifest error) be final, binding and conclusive on Borrower.

     1.17  Indemnity.

          (a) Borrower shall indemnify and hold Agent, each Lender and their respective Affiliates, officers, directors, employees, attorneys and agents (each, an "Indemnified Person"), harmless from and against any and all suits, actions, costs, fines, deficiencies, penalties, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) (each, a "Claim") which may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended under this Agreement or any other Loan Document or otherwise arising in connection with the transactions contemplated hereunder and thereunder, including any and all Environmental Liabilities and Costs and any infringement Claim relating to any intellectual property rights of any Person, and regardless of whether the Indemnified Person is a party to such Claim; provided, that Borrower shall not be liable for any indemnification to such Indemnified Person to the extent that such Claim results solely from such Indemnified Person's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. NEITHER AGENT NOR ANY LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY.

In any suit, proceeding or action brought by Agent or Lenders relating to any Account, Chattel Paper, Contract, General Intangible, Instrument, Equipment or Document for any sum owing thereunder, or to enforce any provision of any Account, Chattel Paper, Contract, General Intangible, Instrument or Document, Borrower shall save, indemnify and keep Agent and Lenders harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from Borrower, and all such obligations of Borrower shall be and remain enforceable against, and only against, Borrower and shall not be enforceable against Agent or Lenders.

          (b) Borrower hereby acknowledges and agrees that neither Agent nor any Lender (as of the date hereof) (i) is now or has ever been in control of any of the Subject Property or the affairs of any Loan Party, or (ii) has the capacity through the provisions of the Loan Documents to influence the conduct of any Loan Party with respect to the ownership, operation or management of any of the Subject Property.

     1.18 Access. Borrower shall (and shall cause each of its Subsidiaries to): (a) provide access during normal business hours to Agent and each Lender and any of their respective officers, employees and agents, as frequently as Agent or any Lender determines to be appropriate, upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Agent and each Lender shall have access at any and all times), to the properties and facilities of Borrower or any of its Subsidiaries; (b) permit Agent, and each Lender and any of their officers, employees and agents to inspect, audit and make extracts from all of Borrower's records, files and books of account at the times and pursuant to the procedures set forth in clause (a) above; and (c) permit Agent on behalf of Lenders, to conduct audits to inspect, review and evaluate the Collateral, and Borrower agrees to render to Agent and each Lender at Borrower's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto at the times and pursuant to the procedures set forth in clause (a) above. Borrower shall, and shall cause each of its Subsidiaries to, make available to Agent and each Lender and their respective counsel, as quickly as practicable under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with Federal, state and local regulatory agencies, and other instruments and documents which Agent or any Lender may reasonably request. Borrower shall deliver any document or instrument reasonably necessary for Agent or any Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower. Borrower shall instruct its independent certified public accountants and its banking and other financial institutions to make available to Agent and each Lender such information and records as Agent and each Lender may reasonably request.

     1.19  Taxes.

          (a) Any and all payments by or on behalf of Borrower hereunder or under any Revolving Credit Note or any other Loan Document, shall be made, in accordance with this Section 1.19, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Revolving Credit Note or any other Loan Document to Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.19) Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

          (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

          (c) Borrower shall indemnify and pay, within ten (10) Business Days of written demand therefor, Agent and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.19) paid by Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Any Lender who receives an indemnification payment pursuant to this Section 1.19(c) shall, at Borrower's sole cost and expense, provide all reasonable assistance to Borrower in obtaining a refund if such Tax or Other Taxes were incorrectly or illegally asserted.

          (d) Within thirty (30) days after the date of any such payment of Taxes or Other Taxes, Borrower shall furnish to Agent or such Lender, at its address referred to in Section 11.9, the original or a certified copy of a receipt evidencing payment thereof.

          (e) If any Lender subsequently receives from a taxing authority a refund of any Tax or Other Tax previously paid by Borrower and for which Borrower has indemnified Lender pursuant to this Section 1.19, such Lender shall within thirty (30) days after receipt of such refund, and to the extent permitted by applicable law, pay to Borrower the net amount of any such refund after deducting taxes and expenses attributable thereto.

          (f) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) agrees to furnish to Borrower and Agent, prior to the first interest payment date after which it becomes a Lender hereunder, two (2) copies of either U.S. Internal Revenue Service Form 1001 or Form 4224 (wherein such Lender claims entitlement to complete exemption from or reduced rate of United States Federal withholding tax on interest paid by Borrower hereunder) and to provide to Borrower and Agent new Forms 4224 or 1001, as applicable, or any successor forms thereto upon the expiration or obsolescence of any previously delivered form; provided, that no Lender shall be required to deliver a Form 4224 or 1001 under this Section 1.19(f) to the extent that the delivery of such form is not authorized by law.

          (g) In the event Borrower becomes obligated to pay any additional material amounts to any Lender pursuant to this Section 1.19 (which amounts are not due or payable to all Lenders generally) as a result of any event or condition described in this Section 1.19, then, unless such Lender has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause of such obligation to pay such additional amounts, Borrower may, subject to Agent's consent, designate a substitute lender (such substitute lender herein called a "Replacement Lender") to purchase and assume such Lender's rights and obligations (including obligations with respect to Letters of Credit) with respect to its entire pro rata share hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amounts payable to such Lender with respect to its pro rata share hereunder, plus any accrued and unpaid interest and accrued and unpaid Fees in respect of such Lender's pro rata share and on other terms satisfactory to Agent. Upon such purchase by the Replacement Lender and payment of all other amounts owing to the Lender being replaced hereunder, such Lender shall no longer be a party hereto or have any rights or obligations hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender with respect to its pro rata share hereunder; provided, that the rights of such Lender pursuant to this Section 1.19(g) shall survive any substitution described in this Section 1.19(g).

     1.20  Capital Adequacy.

          (a) Borrower shall pay directly to each Lender from time to time on written request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any increased costs to such Lender that it reasonably determines are attributable to any law or regulation, or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing after the date hereof any risk-based capital guideline or other capital requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any Governmental Authority in respect of such Lender's Revolving Credit Commitment, Revolving Credit Loan, or incurrence of Letter of Credit Obligations hereunder (such compensation to include an amount equal to any reduction of the rate of return on assets or equity of such Lender to a level below that which such Lender could have achieved but for such law, regulation, interpretation, directive or request).

          (b) Each Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under this
Section 1.20.  Determinations and allocations by any Lender for purposes of this
Section 1.20 of the effect of any Regulatory Change pursuant to or of capital maintained pursuant to this Section 1.20, on its costs or rate of return of maintaining Revolving Credit Advances, Letter of Credit Obligations, and its Revolving Credit Commitment, and of the amounts required to compensate such Lender under this Section 1.20, shall be conclusive absent manifest error.

     1.21  Priority of Obligations and Agent's Liens.

          (a) Agent's Liens on the Collateral for the benefit of Agent and
Lenders: (i) are subordinate in rank and priority only to (A) valid, perfected and enforceable Liens as of the Petition Date that are non-avoidable under the Bankruptcy Code or applicable non-bankruptcy law, (B) Agent's Liens securing the Prepetition Credit Agreement Obligations, and (C) the Carve-Out (as defined below); and (ii) are senior in rank and priority to the Caribbean Lenders' Liens on the Collateral. The Liens granted to Agent for the benefit of Lenders under the Loan Documents shall at all times be senior to the rights of Borrower and any successor trustee or estate representative in the Chapter 11 Case or any subsequent case or proceedings under the Bankruptcy Code. Further, any Lien on the Collateral which is avoided or otherwise preserved for the benefit of Borrower's estate under Section 551 of the Bankruptcy Code shall be subordinate to Agent's Liens on the Collateral for the benefit of Lenders.

          (b) The Obligations shall have administrative priority equivalent to a claim under Section 364(c)(1) of the Bankruptcy Code. Subject to the Carve-Out, such administrative claim shall have priority over all other costs and expenses of the kind specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code and shall at all times be senior to the rights of the Borrower, Borrower's estate, and any successor trustee or estate representative in the Chapter 11 Case or any subsequent proceedings or case under the Bankruptcy Code.

          (c) Agent's Liens on the Collateral for the benefit of Lenders and the administrative claim under Section 364(c)(1) of the Bankruptcy Code afforded the Obligations shall, following the occurrence and during the continuation of a Default or an Event of Default, be subject to (i) the unpaid professional fees and expenses allowed pursuant to Section 330 of the Bankruptcy Code in an aggregate amount (determined without regard to fees and expenses awarded or otherwise paid on an interim basis) not to exceed $750,000 (except that in calculating the amount of such fees and expenses there shall be excluded any amounts of professional fees and expenses incurred prior to the date of such calculation that were allowed by the Bankruptcy Court under Section 330 or 331 of the Bankruptcy Code and previously paid by Borrower), and (ii) fees payable to the United States Trustee pursuant to 28 U.S.C. (S) 1930(a)(6) (such payments collectively being the "Carve-Out"); provided, that (1) the foregoing shall only be applicable in the event, and to the extent, that there are no free and clear assets of Borrower's estate in the Chapter 11 Case which may be used to satisfy such fees and disbursements and that recourse for payment of any such fees and disbursements shall be made first to any such unencumbered assets, (2) such fees and disbursements shall not be paid from amounts on deposit in the LC Cash Collateral Account, and (3) so long as no Default or an Event of Default has occurred, Borrower may pay compensation and reimbursement payable under Sections 330 and 331 of the Bankruptcy Code in amounts authorized or allowed by the Bankruptcy Court from the proceeds of the Revolving Credit Loan.


2.   CONDITIONS PRECEDENT

     2.1 Conditions to the Initial Revolving Credit Advance or Letter of Credit Obligation. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Agent or any Lender hereunder, Borrower shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and Agent and Lenders shall not be obligated to make the initial Revolving Credit Advance or to incur the initial Letter of Credit Obligation or to take, fulfill, or perform any other action hereunder, until the following conditions have been fulfilled to the satisfaction of or waived in writing by Agent (and to the extent specified below, of Lenders):

          (a) This Agreement or counterparts thereof shall have been duly executed by, and delivered to, Borrower, Agent and each Lender.

          (b) Agent and Lenders shall have received such documents, instruments, certificates, opinions and agreements as Agent shall request in connection with the transactions contemplated by this Agreement, including all documents, instruments, agreements and other materials listed in the Schedule of Documents each in form and substance satisfactory to Agent and Required Lenders.

          (c) [INTENTIONALLY OMITTED]

          (d) Evidence satisfactory to Agent that Borrower has obtained consents and acknowledgments of all Persons whose consents and acknowledgments may be required, including all requisite Governmental Authorities, to the terms and to the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

          (e) Evidence satisfactory to Agent that the insurance policies provided for in Section 3.19 and Annex F are in full force and effect, together with appropriate evidence showing a loss payable and/or additional insured clauses or endorsements, as appropriate, in favor of Agent and Lenders and in form and substance satisfactory to Agent.

          (f) Payment by Borrower to Agent for its account and the account of Lenders, as the case may be, of all Fees, costs, and expenses of closing (including fees and expenses of consultants and counsel to Agent presented as of the Closing Date).

          (g) Other than the commencement of the Chapter 11 Case and the actions, proceedings, investigations and other matters related thereto, no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body (i) which, if successful, would have a Material Adverse Effect, or (ii) to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and which, in Agent's sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

          (h) Agent, in its sole judgment, shall not have determined that: (i) Borrower shall have made any Restricted Payment since December 31, 1995 except as permitted under the Prepetition Credit Agreement; (ii) any material increase in liabilities, liquidated or contingent, of Borrower, or any material decrease in the assets of Borrower, shall have occurred since December 31, 1995, except as shown in Borrower's unaudited March 31, 1996 financial statements; or (iii) any Material Adverse Effect shall have occurred since December 31, 1995, except as shown in Borrower's unaudited March 31, 1996 financial statements.

          (i) Agent shall be satisfied, in its sole judgment, with the corporate, capital, tax, legal and management structure of each Loan Party, and shall be satisfied, in its sole judgment exercised reasonably, with the nature and status of all contractual obligations, securities, labor, tax, ERISA, employee benefit, environmental, health and safety matters, in each case, involving or affecting any Loan Party.

     2.2 Further Conditions to Each Revolving Credit Advance and Each Letter of Credit Obligation. It shall be a further condition to the funding of the initial and each subsequent Revolving Credit Advance and the incurrence of the initial and each subsequent Letter of Credit Obligation, if any, that the following statements shall be true on the date of each such funding, advance or incurrence, as the case may be:

          (a) Borrower's representations and warranties contained herein or in any of the Loan Documents shall be true and correct in all material respects on and as of the Closing Date and the date on which each such Revolving Credit Advance is made or any Letter of Credit Obligation, if any, is incurred, as though made on or incurred on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date and except for changes therein permitted or contemplated by this Agreement.

          (b) No event shall have occurred and be continuing, or would result from the making of any Revolving Credit Advance or the incurrence of any Letter of Credit Obligation, as the case may be, which constitutes or, after such funding, would constitute a Default or an Event of Default.

          (c) After giving effect to such Revolving Credit Advance or the incurrence of such Letter of Credit Obligation, as the case may be, the aggregate principal amount of the Revolving Credit Loan and outstanding Letter of Credit Obligations shall not exceed (i) the amount then authorized by the Interim Order or the Final Order, as the case may be, or (ii) the Borrowing Availability.

          (d) (i) The Bankruptcy Court shall have entered the Interim Order prior to the expiration of the notice period required under Bankruptcy Rule 4001; (ii) the Bankruptcy Court shall have entered the Final Order upon the later of (A) the expiration of the notice period required under Bankruptcy Rule 4001 and (ii) the expiration of the Interim Order; and (iii) neither the Interim Order nor the Final Order, as the case may be, shall have been vacated or reversed, or modified or amended without Agent's consent, and no appeal of such order shall have been timely filed or, if such an appeal has been taken, no stay of such order pending appeal shall be presently effective.

          (e) Each of the conditions set forth in Section 2.1(b), Section 2.1(d) and Section 2.1(e) shall continue to be satisfied by Borrower as of such date.

          (f) No Material Adverse Effect shall have occurred.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Advance, and the request by Borrower for the incurrence by Lenders of Letter of Credit Obligations, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a confirmation by Borrower of the granting and continuance of Agent's and Lenders' Liens pursuant to the Collateral Documents.


3.   REPRESENTATIONS AND WARRANTIES

     To induce Agent and Lenders to enter into this Agreement, Borrower represents and warrants to Agent and Lenders that:

     3.1 Corporate Existence; Compliance with Law. Borrower: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be in good standing in such other jurisdictions would not result in a Material Adverse Effect; (b) subject to compliance with any applicable provisions of the Bankruptcy Code, has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted; (c) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where any such noncompliance would not result in a Material Adverse Effect; (d) is in compliance with its certificate of incorporation and by-laws; and (e) is in compliance in all material respects with all applicable provisions of law.

     3.2  Executive Offices; Collateral Locations; Corporate or Other Names.
The current locations of Borrower's executive office, principal place of business, corporate offices, all warehouses and premises within which any Collateral is stored or located, and the locations of all of Borrower's records concerning the Collateral are set forth in Schedule 3.2 and, except as set forth in Schedule 3.2, such locations have not changed during the preceding 12 months. During the prior five (5) years, except as set forth in Schedule 3.2, Borrower has not been known as or used any corporate, fictitious or trade name.

     3.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Borrower of the Loan Documents and all other instruments and documents to be delivered by Borrower hereunder and thereunder and the creation of all Liens provided for herein and therein: (a) are within Borrower's corporate power; (b) have been duly authorized by all necessary corporate and shareholder action; (c) have been, or by the Closing Date will be, duly authorized by the Bankruptcy Court; (d) are not in contravention of any provision of Borrower's certificate of incorporation or by-laws or other organizational documents; (e) subject to approval by the Bankruptcy Court will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (f) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (g) will not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of Agent or Lenders, all pursuant to the Loan Documents; and (h) do not require the consent or approval of any Governmental Authority or any other Person, except for the Bankruptcy Court and those referred to in Section 2.1(d), all of which will have been duly obtained, made or complied with prior to the Closing Date and which are in full force and effect. At or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of Borrower and, subject to the entry of the Interim Order or the Final Order, as the case may be, each shall then constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

     3.4 Financial Statements and Projections. Borrower has delivered the Financials and Projections identified in Schedule 3.4, and each of such Financials and Projection complies in all material respects with the description thereof contained in Schedule 3.4.

     3.5 Material Adverse Change. As of the date hereof, Borrower has no material obligations, contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the audited December 31, 1995 consolidated balance sheet of Borrower and the March 31, 1996 unaudited financial statements of Borrower. As of the date hereof, there has been no material deviation from the Projections provided to Lenders. Except as otherwise permitted hereunder or as set forth in Schedule 3.5, no Restricted Payment has been made since December 31, 1995, and no shares of Stock of Borrower have been, or are now required to be, redeemed, retired, purchased or otherwise acquired for value by Borrower. Except as set forth in
Schedule 3.5, since December 31, 1995, no event has occurred which would result in a Material Adverse Effect.

     3.6 Ownership of Property; Liens. Except as described in Schedule 3.6, the real estate listed in Schedule 3.6 constitutes all of the real property owned, leased, or used in its business by Borrower. Borrower holds (a) good and marketable fee simple title to all of its real estate described as owned in Schedule 3.6, (b) valid and marketable leasehold interests in all of Borrower's Leases (both as lessor and lessee, sublessee or assignee) described as leased in Schedule 3.6, and (c) good and marketable title to, or valid leasehold interests in, all of its other properties and assets. None of the properties and assets of Borrower are subject to any Liens, except (x) Permitted Encumbrances and Liens set forth in
Schedule 6.7 and (y) from and after the Closing Date, the Lien in favor of Agent and Lenders pursuant to the Collateral Documents. Borrower has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower's right, title and interest in and to all such real estate and other assets or property. Except as described in Schedule 3.6: (a) neither Borrower, nor, to Borrower's knowledge, any other party to any such Lease described in Schedule 3.6 is in default of its obligations thereunder or has delivered or received any notice of default under any such Lease, and no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a default under any such Lease; (b) Borrower does not own or hold, and is not obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by it; and (c) no portion of any real property owned or leased by Borrower has suffered any material damage by fire or other casualty loss which has not heretofore been, as of the Closing Date, completely repaired and restored, or, at all times thereafter, repaired and restored (or is in the process of being repaired and restored), to a position reasonably comparable to its original condition. All material permits required to have been issued or appropriate to enable the real property owned or leased by Borrower to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect.

     3.7 Restrictions; No Default; Material Contracts. No contract, lease, agreement or other instrument to which Borrower is a party or by which it or any of its properties or assets is bound or affected and no provision of any charter, corporate restriction, applicable law or governmental regulation binding upon or applicable to Borrower has resulted in or will result in a Material Adverse Effect. Except for defaults occasioned by the Chapter 11 Case or permitted under the Bankruptcy Code, Borrower is not in default and, to Borrower's knowledge, no third party is in default, under or with respect to any Material Contract to which Borrower is a party. No Default has occurred and is continuing. Schedule 3.7, as supplemented from time to time by written disclosures to the Agent, sets forth a complete and accurate list of all Material Contracts of Borrower and each of its Subsidiaries.

     3.8 Labor Matters. Except as set forth in Schedule 3.8, there are no strikes or other labor disputes against Borrower that are pending or, to Borrower's knowledge, threatened. Hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, which violation in either case would have a Material Adverse Effect. All material payments due from Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Borrower. Except as set forth in Schedule 3.8, Borrower does not have any obligation under any collective bargaining agreement, management agreement, or any employment agreement, and a correct and complete copy of each agreement listed in Schedule 3.8 has been made available to Agent. There is no organizing activity involving Borrower pending or, to Borrower's knowledge, threatened by any labor union or group of employees. Except as set forth in Schedule 3.14, there are no representation proceedings pending or, to Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower has made a pending demand for recognition, and, there are no complaints or charges against Borrower pending or, to Borrower's knowledge, threatened to be filed with any Federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual.

     3.9 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Schedule 3.9, Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, and is not an Affiliate of any other Person. The Stock of Borrower owned by each of the stockholders thereof named in Schedule 3.9 constitutes all of the issued and outstanding Stock of Borrower. Except as set forth in
Schedule 3.9, there are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell or purchase any Stock or other equity security. Schedule 3.9 lists all outstanding Stock of Borrower as of the Closing Date. Schedule 6.3 lists all Indebtedness in excess of $100,000 of Borrower as of the Closing Date.

     3.10 Government Regulation. Borrower: (a) is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended; and (b) is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other Federal or state statute that restricts or limits Borrower's ability to incur Indebtedness, pledge its assets, or to perform its obligations hereunder, or under any other Loan Document, and the making of the Revolving Credit Advances and the incurrence of the Letter of Credit Obligations, in each case by Lenders, the application of the proceeds and repayment thereof by Borrower, and the consummation of the transactions contemplated by this Agreement and the other Loan Documents, will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

     3.11 Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the any Revolving Credit Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Borrower will not take or permit to be taken any action which might cause any Loan Document or any document or instrument delivered pursuant hereto or thereto to violate any regulation of the Board of Governors of the Federal Reserve Board.

     3.12 Taxes. All Federal, state, local and foreign tax returns, reports and statements, including information returns required to be filed by Borrower, have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Borrower has paid when due and payable all material Charges required to be paid by it. Proper and accurate amounts have been withheld by Borrower from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 3.12 sets forth those taxable years for which any of the tax returns of Borrower are currently being audited by the IRS or any other applicable Governmental Authority; and any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. Except as described in Schedule 3.12, Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the property owned by Borrower is property which is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). Borrower has not agreed or been requested to make any adjustment under IRC Section 481(a) or IRC Section 482 by reason of a change in accounting method or otherwise. Borrower has no obligation under any written tax sharing agreement except as described in
Schedule 3.12.

     3.13  ERISA.

          (a) Schedule 3.13 lists all Title IV Plans, Multiemployer Plans and Retiree Welfare Plans maintained or contributed to by Borrower or by any ERISA Affiliate of Borrower, and separately identifies such plans as either Title IV Plans, Multiemployer Plans, multiple employer plans subject to Section 4064 of ERISA or Retiree Welfare Plans. To the knowledge of Borrower: (i) all Qualified Plans of Borrower or any ERISA Affiliate of Borrower are the subject of current favorable determination letters received from the IRS under Section 401(a) of the IRC considering the effects on such Qualified Plans of the Tax Reform Act of 1986 and all later tax enactments through the Omnibus Reconciliation Act of 1993 ("OBRA 93")(except that compliance with the Unemployment Compensation Amendments of 1992 or/and OBRA 93 may be demonstrated alternatively by the timely verbatim adoption of appropriate IRS model amendments), or the appropriate Person has timely filed (or, in the case of any Qualified Plan with a plan year ending October 31, November 30 or December 31, the appropriate Person either has timely filed or will timely file such application) an application with the IRS for such a letter, all such Qualified Plans have been or shall be amended, including retroactive amendments, as required during such determination letter process to maintain the qualified status of such Plans, and, to the best of Borrower's knowledge, all such Qualified Plans have been operated in all material respects in compliance with their written terms and the provisions of applicable law; and (ii) the trusts created under each Qualified Plan are exempt from tax under the provisions of IRC Section 501(a) and nothing has occurred which would cause the loss of qualification of any Qualified Plan or tax-exempt status of any such trust. To the knowledge of Borrower, each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of all reports required under the IRC or ERISA which are true and correct as of the date filed, and all required contributions and benefits have been paid in accordance with the provisions of each such Plan. Neither Borrower nor any ERISA Affiliate of Borrower has failed to make any contribution or pay any amount required by IRC Section 412 or Section 302 of ERISA. The present value of the liabilities under all unfunded Pension Plans of Borrower and its ERISA Affiliates does not exceed the aggregate amount of $500,000. Neither Borrower nor any ERISA Affiliate has engaged in a prohibited transaction, as defined in IRC Section 4975 or Section 406 of ERISA, in connection with any Plan which would subject Borrower or any ERISA Affiliate to a material tax on prohibited transactions imposed by IRC Section 4975 or any other material liability.

          (b) Except as set forth in Schedule 3.13: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) neither Borrower nor any ERISA Affiliate of Borrower nor Borrower and its ERISA Affiliates in the aggregate, have, or upon the occurrence of any reasonably possible events, would have any material liability to any Multiemployer Plan or Retiree Welfare Plan which is not otherwise fully disclosed as or in a line item in the audited financial statements of Borrower or any ERISA Affiliate; (iii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur which has or can be expected to result in any material liability to Borrower; (iv) there are no pending, or to the knowledge of Borrower, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary (within the meaning of Section 3(21)(A) of ERISA) with respect to any Plan or (z) Borrower or any ERISA Affiliate with respect to any Plan; (v) neither Borrower nor any ERISA Affiliate of Borrower has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan; (vi) within the last five (5) years neither Borrower nor any ERISA Affiliate of Borrower has engaged in a transaction which resulted in a Title IV Plan with Unfunded Pension Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity; (vii) no Plan which is a Retiree Welfare Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by IRC
Section 4980B and at the sole expense of the participant or the beneficiary of the participant); (viii) Borrower and each ERISA Affiliate of Borrower have complied in all material respects with the notice and continuation coverage requirements of IRC Section 4980B and the proposed or final regulations thereunder; and (ix) the aggregate benefit liabilities under all Plans of Borrower and its ERISA Affiliates that has been funded or satisfied with insurance contracts rated below AAA by Standard & Poor's Corporation, or below the equivalent rating by any other nationally recognized rating agency, does not exceed $500,000.

     3.14 No Litigation. Except as set forth in Schedule 3.14, no action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (a) which challenges any such Person's right, power, or competence to enter into or perform any of its obligations under the Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) which could reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings. Except as set forth in Schedule 3.14, Borrower is not a party to any consent decree.

     3.15 Brokers. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the credit extended pursuant to this Agreement or the transactions contemplated by the Loan Documents and Borrower does not have any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

     3.16 Patents, Trademarks, Copyrights and Licenses. Except as otherwise set forth in Schedule 3.16, Borrower owns all licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names which are necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and proposed to be conducted by it, each of which is listed (with respect to copyrights, those that are registered only), together with United States Patent and Trademark Office application or registration numbers, where applicable, in Schedule 3.16.
Schedule 3.16 lists each Material Franchise Agreement of Borrower as of the Closing Date and will be updated by Borrower to reflect promptly any change therein. Borrower conducts business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement would not have or result in a Material Adverse Effect. Except as set forth in Schedule 3.16, to Borrower's knowledge, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower.

     3.17 Full Disclosure. No information contained in this Agreement, the other Loan Documents, the Financials or any written statement furnished by or on behalf of Borrower or any Affiliate thereof pursuant to the terms of this Agreement or any other Loan Document, which has previously been delivered to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. With respect to all business plans and other forecasts and projections (including the Projections) furnished by or on behalf of Borrower and made available to Agent or any Lender relating to the financial condition, operations, business, properties or prospects of Borrower or any Subsidiary thereof (a) all facts stated as such therein are true and complete in all material respects, (b) all facts upon which the forecasts or projections therein contained are based are true and complete in all material respects and no material fact was omitted therefrom, (c) all assumptions made on that basis are reasonable under the circumstances and are disclosed therein, and (d) the forecasts or projections are reasonably based on those facts and assumptions. With respect to any such forecasts or projections made available to Agent or any Lender after the Closing Date, the foregoing clauses (a) through

(d) shall be true and correct in all respects as of the date of such projections or forecasts.

     3.18 Hazardous Materials. Except (a) as set forth in Schedule 3.18, (b) in connection with routine operations in the ordinary course of business in compliance with Environmental Laws or with applicable permits issued by a Governmental Authority, or (c) where the presence of any Hazardous Material could not reasonably be expected to result in a Material Adverse Effect, the Subject Property is free of any Hazardous Material. In addition, Schedule 3.18 discloses any and all existing or potential Environmental Liabilities and Costs of Borrower of which Borrower, after due inquiry, has knowledge, which could reasonably be expected to constitute or result in a Material Adverse Effect. Except as set forth in Schedule 3.18, Borrower has not caused or suffered to occur any Release at, under, above or within any Subject Property, which Release could reasonably be expected to constitute or result in a Material Adverse Effect. Neither Borrower nor its Affiliates is involved in operations which could reasonably be expected to lead to the imposition of any liability or Lien on it or any of the Subject Property under any Environmental Laws, which liability or Lien could reasonably be expected to constitute or result in a Material Adverse Effect, and Borrower has not permitted any tenant or occupant of such premises to engage in any such activity.

     3.19 Insurance Policies. Schedule 3.19 lists all insurance of any nature maintained for current occurrences by Borrower, as well as a summary of the terms of such insurance. Such insurance complies with and shall at all times comply with the standards set forth in Annex F.

     3.20 Deposit and Disbursement Accounts. Schedule 3.20 lists all banks and other financial institutions at which Borrower maintains deposits and/or other accounts and/or post office lock boxes, including the Disbursement Accounts, the Concentration Account and the Lock Box Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

     3.21  Prepetition Credit Agreement Obligations.

          (a) As of the Petition Date, (i) the outstanding principal amount of the Prepetition Advances was $22,833,083, (ii) the outstanding amount of Prepetition LC Obligations was $1,582,082, and (iii) the outstanding principal amount of the Prepetition Term Loan was $3,392,861. Borrower's obligation to pay such amounts (and all other Prepetition Credit Agreement Obligations) are valid and enforceable and are payable pursuant to this Agreement and the Prepetition Credit Agreement without offset, withholding, counterclaim, deduction or other defenses of any kind.

          (b) All Liens granted to Agent or any Lender under and as defined in the Prepetition Credit Agreement are valid and fully perfected and remain in full force and effect.

          (c) The value of the Collateral is sufficient to permit the accrual and current payment of all amounts payable in respect of the Prepetition Credit Agreement Obligations pursuant to Section 5.15.

          (d) The Loan Documents, the Interim Order, if any, and the Final Order are without prejudice to the rights and remedies provided to Agent and Lenders under and as defined in the Prepetition Credit Agreement and the other Prepetition Loan Documents.


4.   FINANCIAL STATEMENTS AND INFORMATION

     4.1 Reports and Notices. Borrower covenants and agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent and each Lender the Financial Statements, Projections and notices at the times and in the manner set forth in Annex E.

     4.2 Communication with Accountants. Borrower (for itself and each Subsidiary thereof) authorizes Agent and each Lender to communicate directly with its and its Subsidiaries' independent certified public accountants and tax advisors and authorizes those accountants to disclose to Agent and each Lender any and all financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the business, financial condition and other affairs of Borrower and each Subsidiary thereof. At or before the Closing Date, Borrower shall deliver a letter (the "Accountant's Letter") addressed to and acknowledged by such accountants and tax advisors instructing them to make available to Agent and Lenders such information and records as Agent and Lenders may reasonably request and to otherwise comply with the provisions of this Section 4 and authorizing Agent and Lenders to rely on the certified Financials prepared by such accountants. After the Closing Date, (a) upon Agent's or any Lender's request, Borrower shall deliver a letter addressed to, and acknowledged by, such accountants and tax advisors instructing them to make available to Agent and Lenders such information and records as Agent or Lenders may reasonably request and to otherwise comply with the provisions of this Section 4, and (b) if Borrower engages the services of accountants or tax advisers other than Arthur Andersen & Co., it shall deliver a letter addressed to, and acknowledged by, such accounts or tax advisers containing the same terms and provisions as the Accountant's Letter.

5.   AFFIRMATIVE COVENANTS

     Borrower covenants and agrees (for itself and its Subsidiaries) that, unless Required Lenders shall otherwise consent in writing, from and after the date hereof and until the Termination Date:

     5.1  Maintenance of Existence and Conduct of Business.  Borrower shall
(and shall cause each of its Subsidiaries to): (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises, where the failure to do so would have a Material Adverse Effect; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder, except where the failure to do so results solely from the filing of the Chapter 11 Case; (c) at all times maintain, preserve and protect all of its Intellectual Property, and preserve all the remainder of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with Borrower's past practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; (d) keep and maintain its Equipment and Fixtures in good operating condition sufficient for the continuation of such Person's business conducted on a basis consistent with past practices and shall provide or arrange for all maintenance and service and all repairs necessary for such purpose; and (e) transact business only under the names set forth in Schedule 3.2 unless Agent has given its prior written consent.

     5.2 Payment of Charges and Claims. Except as non-payment is permitted or payment is prohibited by the Bankruptcy Code or the Bankruptcy Court, Borrower shall pay and discharge, or cause to be paid and discharged in accordance with the terms thereof, (A) all Charges imposed upon it or any Subsidiary of Borrower or its or their income and profits, or any of its property (real, personal or mixed), and (B) all lawful claims for labor, materials, supplies and services or otherwise, which if unpaid might by law become a Lien on its property; provided, that Borrower or any such Subsidiary shall not be required to pay any such Charge or claim which is being contested in good faith by proper legal actions or proceedings, so long as at the time of commencement of any such action or proceeding and during the pendency thereof: (i) no Default shall have occurred and be continuing; (ii) adequate reserves with respect thereto are established and are maintained in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iv) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest; (v) no Lien other than a Permitted Encumbrance shall exist, be imposed or be attempted to be imposed for such Charges or claims during such action or proceeding; and (vi) Borrower shall promptly pay or discharge such contested Charges and all additional charges, interest penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower.

     5.3 Books and Records. Borrower shall (and shall cause each Subsidiary to) keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its consolidated and consolidating financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials.

     5.4 Litigation. Borrower shall notify Agent and each Lender in writing, promptly upon learning thereof, of any litigation, Claim or other action commenced or threatened against Borrower or any Subsidiary of Borrower, and of the institution against any such Person of any suit or administrative proceeding which (a) may involve an amount in excess of $500,000 individually or in a series of related matters or (b) could have or result in a Material Adverse Effect if adversely determined.

     5.5  Insurance.

          (a) Borrower shall, at its (or its Subsidiary's) sole cost and expense maintain or cause to be maintained, the policies of insurance in such amounts and as otherwise described in Annex F. Borrower shall notify Agent promptly of any occurrence causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or decline, except as specified otherwise in Annex F. Borrower hereby directs all present and future insurers under its "All Risk" policies of insurance to pay all proceeds payable thereunder directly to Agent on behalf of Lenders. Borrower shall have the right (and obligation) to make, settle and adjust all claims under its insurance policies; provided, that (i) in the event Agent, in its sole discretion, determines that Borrower has not been diligent in such efforts, upon ten (10) Business Days prior notice (unless Agent determines, in its sole discretion, that a shorter notice period is required in order for its rights with respect to such claims not to be prejudiced), or (ii) upon the occurrence of an Event of Default, Agent shall have the right (but not the obligation) to make, settle and adjust on behalf of Borrower. Subject to the immediately preceding sentence, Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as Borrower's true and lawful agent and attorney in-fact for the purpose of making, settling and adjusting claims under the "All Risk" policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such "All Risk" policies of insurance, and for making all determinations and decisions with respect to such "All Risk" policies of insurance. In the event Borrower at any time or times hereafter shall fail to obtain or maintain (or fail to cause to be obtained or maintained) any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Agent or Lenders, without waiving or releasing any Obligations or Default or Event of Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Agent or Lenders deem advisable. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable, on demand, by Borrower to Agent on behalf of Lenders and shall be additional Obligations hereunder secured by the Collateral, provided, that if and to the extent Borrower fails to promptly pay any of such sums upon Agent's demand therefor, Agent is authorized to, and at its option may, make or cause to be made Revolving Credit Advances on behalf of Borrower for payment thereof.

          (b) Agent and Required Lenders reserve the right at any time, upon review of Borrower's risk profile, to require additional forms and limits of insurance to, in Agent's or Required Lenders' sole opinion, adequately protect the interests of Agent and Lenders. Agent and each Lender acknowledge that, based upon the evidence of insurance coverage presented to Agent and upon Borrower's existing business, locations and operations as of the Closing Date, Borrower's insurance coverage in effect on the Closing Date is satisfactory in accordance with this Section. Borrower shall, if so requested by Agent, deliver to Agent, at such time as Agent may reasonably request, a report of a reputable insurance broker satisfactory to Agent with respect to its insurance policies.

          (c) Borrower shall deliver to Agent endorsements to all of its and its Subsidiaries' (i) "All Risk" and business interruption insurance naming Agent on behalf of Lenders as loss payee, and (ii) general liability and other liability policies naming Agent and each Lender as additional insureds.

     5.6  Compliance with Laws.    Except as non-compliance is permitted or
compliance is prohibited by the Bankruptcy Code, Borrower shall (and shall cause each of its Subsidiaries to) comply in all material respects with all Federal, state and local laws, permits and regulations applicable to it, including those relating to licensing, ERISA and labor matters.

     5.7 Agreements. Except as non-performance is permitted or performance is prohibited by the Bankruptcy Code or the Bankruptcy Court, Borrower shall (and shall cause each of its Subsidiaries to) perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement, contract, instrument or other document to which it is a party, including each Material Franchise Agreement, any leases and customer contracts to which it is a party, where the failure to so perform and enforce could have or result in a Material Adverse Effect. Borrower shall not (and shall not permit any of its Subsidiaries to) terminate or modify any provision of any agreement, contract, instrument or other document (including each Material Franchise Agreement) to which it is a party which termination or modification could have or result in a Material Adverse Effect. Borrower shall (and shall cause each of its Subsidiaries to) perform and comply with all obligations in respect of Accounts, Chattel Paper, Contracts, Licenses, Instruments, Documents and all other agreements constituting or giving rise to Collateral. Except as provided below, Borrower shall not, without Agent's prior written consent, with respect to any of the Accounts, Chattel Paper, Instruments or amounts due under any Contract: (a) grant any extension of the time of payment of any thereof; (b) compromise or settle the same for less than the full amount thereof; (c) release, in whole or in part, any Person liable for the payment thereof; or (d) allow any credit or discount whatsoever thereon other than trade discounts granted in the ordinary course of business of Borrower; provided, that Borrower may take any of the actions set forth in clauses (a) through (d) above to the extent that the amount affected by any one such action does not exceed $100,000.

     5.8 Supplemental Disclosure. From time to time as may be necessary, Borrower may, or at the request of Agent or any Lender, Borrower shall supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Loan Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided, that such supplement to such Schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent, or (a) with respect to amendments to Schedule 3.2, Borrower has provided Agent with not less than thirty (30) days prior written notice and Borrower has executed and delivered to Agent all documents requested by Agent to maintain the perfection and priority of Agent's Liens on the Collateral, and (b) with respect to amendments to Schedule 3.19 or Schedule 3.20, Borrower has provided Agent with not less than thirty (30) days prior written notice, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by Lenders of any Default disclosed therein. Borrower shall, if so requested by Agent or Required Lenders, furnish to Agent and Lenders as often as they reasonably request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent or Required Lenders may reasonably request, all in reasonable detail, and, Borrower shall advise Agent and Lenders promptly, in reasonable detail, of any of the following of which Borrower becomes aware: (a) any Lien, other than as permitted pursuant to
Section 6.7, attaching to or asserted against any of the Collateral; (b) any material deterioration in the Collateral; (c) any cancellation, termination, non-renewal, default or other material occurrence with respect to a Material Franchise Agreement; (d) any change in the list of Material Franchise Agreements; and (e) the occurrence of any other event which would have a Material Adverse Effect upon the Collateral and/or Agent's Lien thereon.

     5.9 Environmental Matters. Borrower shall (a) comply with the Environmental Laws and permits applicable to it, except where such noncompliance could not have a Material Adverse Effect, (b) notify Agent and each Lender promptly after Borrower becomes aware of any Release upon any Subject Property that results in a reporting obligation to any Governmental Authority, and (c) promptly advise Agent of any material oral communication received by any Loan Party in connection with, and forward to Agent and each Lender a copy of any written order, notice, permit, application, or other material communication or report received by any Loan Party in connection with, any such Release or any other material matter relating to any Environmental Laws that may affect any Subject Property or any Loan Party. The provisions of this Section 5.9 shall apply whether or not the Environmental Protection Agency, any other Federal agency or any state or local environmental agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

     5.10 Landlord's Agreements. Except as otherwise provided in the Interim Order and the Final Order, Borrower shall use reasonable efforts, consistent with sound business judgment, to obtain a landlord's agreement in form and substance acceptable to Agent from the lessor of any present or future leased premises of Borrower.

     5.11 Certain Obligations Respecting Subsidiaries. Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary. Borrower will not permit any of its Subsidiaries to enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends or other Restricted Payments, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of any property or assets.

     5.12 Application of Proceeds. Borrower shall use the proceeds of Revolving Credit Advances as provided in Section 1.4.

     5.13 Fiscal Year. Borrower shall, and shall cause each Subsidiary to, maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

     5.14 Casualty and Condemnation.

          (a) Borrower shall promptly notify Agent of any loss, damage, or destruction to any Collateral or any real property owned by Borrower whether or not constituting Collateral (collectively, "Property") or arising from its use, whether or not covered by insurance. Subject to the provisions of Section 5.5, Agent on behalf of Lenders is hereby authorized to adjust losses and collect all insurance proceeds directly. If, notwithstanding the provisions hereof which require that Agent be the sole loss payee, a check or other instrument from an insurer is made payable to Borrower or Borrower and Agent jointly, Agent may endorse Borrower's name thereon and take such other action as Agent may elect to obtain the proceeds thereof. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, if such net proceeds do not arise from a loss, damage or destruction to any Collateral, and involve less than $1,000,000, Borrower may use such net proceeds to repair or replace such property. In all other cases, Agent may apply such proceeds to the reduction of the Obligations in the manner set forth in Section 1.12 or, at Agent's option in its sole discretion, exercised in good faith, may permit or require Borrower to use such proceeds, or any part thereof, to replace, repair or restore such Property as provided in paragraph (d) below.

          (b) Borrower shall promptly upon learning of the institution of any proceeding for the condemnation or other taking of any of its Property, notify Agent of the pendency of such proceeding, and agrees that Agent may participate in any such proceeding and Borrower from time to time will deliver to Agent all instruments reasonably requested by Agent to permit such participation. Agent shall (and is hereby authorized to) collect any and all awards, payments or other proceeds of any such condemnation or taking and apply such proceeds to the reduction of the Obligations in the manner set forth in Section 1.12 or, at Agent's option in its sole discretion, may permit or require Borrower to use such proceeds, or any part thereof, to replace, repair or restore such Property as provided in paragraph (d) below.

          (c) Subject to the terms and conditions hereof (including Section 2.2), after any application of the proceeds of any loss or taking of Borrower's Property to the reduction of the Obligations pursuant to paragraphs (a) and (b) above, Borrower may borrow Revolving Credit Advances for the purpose of replacing, repairing or restoring any Property subject to such loss or taking in accordance with paragraph (d) below.

          (d) Any Property which is to be replaced, repaired or restored pursuant to paragraph (a), (b) or (c) above shall be replaced, repaired or restored with materials and workmanship of substantially as good a quality as existed before such loss or taking, and Borrower shall commence such replacement, repair or restoration as soon as practicable and proceed diligently with it until completion to Agent's reasonable satisfaction. Borrower shall provide to Agent written progress reports, other information and evidence of its compliance with the foregoing.

     5.15 Payment of Prepetition Credit Agreement Obligations. Borrower shall pay to Agent for the benefit of the Lenders (under and as defined in the Prepetition Credit Agreement) when such amounts would otherwise be due thereunder (but for the acceleration of such obligations resulting from the filing of the Chapter 11 Case) all interest on the Prepetition Advances (at the default rate set forth in Section 1.6(c) thereof; provided, that so long as no Event of Default has occurred and is continuing under this Agreement, such rate shall be at the non-default rate specified in such section), and all other fees and expenses owing thereunder.


6.   NEGATIVE COVENANTS

     Borrower covenants and agrees (for itself and each Subsidiary) that, without Required Lenders' prior written consent, from and after the date hereof and until the Termination Date:

     6.1 Mergers, Subsidiaries, Etc. Borrower shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or form or acquire any Subsidiary. Prior to forming any Subsidiary, Borrower shall (a) provide not less than thirty (30) days prior written notice to Agent and each Lender, (b) take all actions requested by Agent to protect and preserve the Collateral, and (c) receive the prior written consent of Required Lenders. Borrower shall not permit any of its Subsidiaries (other than Seven-Up/RC of PR) to engage in any business operations or acquire any assets or property.

     6.2 Investments. Borrower shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, make or maintain any Investment except, so long as Borrower complies with Section 345 of the Bankruptcy Code:
(a) as otherwise permitted by Section 6.3 or 6.4; (b) Investments outstanding on the date hereof and listed in Schedule 6.2; (c) Borrower's ownership of the Stock of Seven-Up/RC of PR; (d) Investments in Dollars and Cash Equivalents to the extent needed to finance local operations (provided such Investments are in deposits in one or more of the Disbursement Accounts and such deposits do not exceed $500,000 in the aggregate for all such accounts); (e) Investments by Borrower and Seven-Up/RC of PR in trade and franchise receivables owing to them in the ordinary course of their respective businesses; (f) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (g) Negotiable instruments endorsed for collection in the ordinary course of business; and (h) Investments received by Borrower upon the sale or disposition of assets otherwise permitted pursuant to Section 6.8.

     6.3 Indebtedness. Borrower shall not (and shall not permit any of its Subsidiaries to) create, incur, assume or permit to exist any Indebtedness, except, to the extent not prohibited by the Bankruptcy Code: (a) the Obligations; (b) Deferred Taxes; (c) the Senior Secured Notes; (d) Capital Lease Obligations permitted under clause (d) of Section 6.7; (e) Indebtedness secured by purchase money Liens permitted under clause (d) of Section 6.7 in a maximum aggregate amount outstanding at any time not to exceed $5,000,000; (f) the Caribbean Intercompany Notes; (g) other Intercompany Indebtedness incurred by Seven-Up/RC of PR in favor of Borrower in the ordinary course of business (provided that such Intercompany Indebtedness is evidenced by Intercompany Notes which are pledged to Agent pursuant to the Collateral Documents); (h) other Indebtedness of all Loan Parties in the aggregate amount outstanding not to exceed $2,000,000 at any time; and (i) other Indebtedness set forth in Schedule 6.3.

     6.4  Affiliate and Employee Loans and Transactions; Employment
Agreements. Except with respect to the Caribbean Notes, Intercompany Indebtedness permitted by Section 6.3, or as otherwise expressly permitted hereunder, Borrower shall not (and shall not permit any of its Subsidiaries to) enter into any lending, borrowing or other commercial transaction with any of its Subsidiaries, Affiliates, officers, directors or employees, including payment of any management, consulting, advisory or similar fee other than on terms and conditions as favorable to such Person as would be obtainable by such Person at the time in a comparable arm's-length transaction with a Person other than an Affiliate or a Subsidiary; provided, that the foregoing shall not prohibit any of the following, to the extent not prohibited by the Bankruptcy
Code: (a) loans by Borrower to its officers, directors and employees in a maximum aggregate principal amount outstanding at any time for all officers, directors and employees of $50,000; (b) performance by Borrower of the terms of its obligations under the Management Agreement, the Tax Sharing Agreement and the Intercorporate Services Agreement; (c) payment by Borrower and its Subsidiaries of reasonable compensation to their respective management employees as approved by their respective boards of directors; (d) purchases by Borrower and its Subsidiaries from their respective Subsidiaries and Affiliates of raw materials to be used in their respective businesses, so long as such purchases are on terms and conditions as favorable to the purchaser as would be obtained by such Person in a comparable arm's length transaction with a Person other than an Affiliate or Subsidiary; and (e) reimbursement by Borrower of WB and BGAC for corporate administrative expenses actually incurred by WB and BGAC and payable to third parties who are not Affiliates provided that such expenses are actually paid upon WB or BGAC's receipt of such payment. Set forth in Schedule 6.4 is a list of all such lending, borrowing or other commercial transactions existing or outstanding as of the Closing Date.

     6.5 Capital Structure and Business. Except as permitted under Section 5.1, Borrower shall not (and shall not permit any of its Subsidiaries to): (a) make any changes in its business objectives, purposes, or operations which could in any way adversely affect the repayment of the Obligations or have or result in a Material Adverse Effect; (b) make any change in its capital structure as described in Schedule 3.9 and Schedule 6.3 (including the issuance or recapitalization of any shares of Stock or other securities convertible into Stock or any revision of the terms of its outstanding Stock); (c) amend its certificate of incorporation, charter, by-laws or other organizational documents; or (d) substantially alter the scope or character of their business; provided, that Borrower or its Subsidiaries may enter into a business substantially similar to the business currently engaged in by such Person.

     6.6 Guaranteed Indebtedness. Borrower shall not (and shall not permit any of its Subsidiaries to) incur any Guaranteed Indebtedness except: (a) by endorsement of instruments or items of payment for deposit to the general account of such Person; (b) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement for Borrower to incur (and such Guaranteed Indebtedness shall be treated as a primary obligation for all purposes hereof); (c) for performance bonds or indemnities entered into in the ordinary course of business consistent with past practices; (d) Guaranteed Indebtedness identified in Schedule 6.6 attached hereto, and extension and renewals thereof which do not increase the principal amount thereof; (e) other Guaranteed Indebtedness in a maximum aggregate amount not exceeding $250,000 at any time; and (f) Guaranteed Indebtedness arising under any Guaranty or Borrower's guaranty of the obligations of Seven-Up/RC of PR under the Caribbean Loan Documents.

     6.7 Liens. Borrower shall not (and shall not permit any of its Subsidiaries to) create or permit to exist any Lien on any of its properties or assets except for: (a) presently existing or hereafter created Liens in favor of Agent or Lenders to secure the Obligations or the obligations of any Guarantor under any Guaranty; (b) Liens set forth in Schedule 6.7 existing on the Closing Date; (c) Permitted Encumbrances; (d) purchase money liens or purchase money security interests upon or in Equipment acquired by Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Equipment or to secure Indebtedness or Capital Lease Obligations permitted under Section
6.3 incurred solely for the purpose of financing the acquisition of such Equipment, so long as such Equipment is not a component, part or accessory installed on, or an accession, addition or attachment to, any other Equipment or other property of Borrower or any Subsidiary thereof (except other Equipment on which a security interest exists under this clause); (e) Liens in favor of the lenders under the Caribbean Loan Documents securing the respective obligations of Borrower and Seven-Up/RC of PR thereunder; (f) Liens currently existing on the Stock of Borrower and the Stock of Seven-Up/RC of PR pursuant to the Indenture; (g) Liens securing Indebtedness not exceeding $100,000 in the aggregate at any time; (h) Liens against Equipment arising from the filing of UCC financing statements with respect to lease transactions permitted by the terms of this Agreement; and (i) extensions, renewals and replacements of Liens referred to in clauses (b), (d), (f) and (g) above, provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure Indebtedness in an amount greater than the amount of the outstanding Indebtedness secured thereby immediately prior to such extension, renewal or replacement. Notwithstanding the generality of the foregoing, in no event shall any Lien on Collateral be permitted other than Liens in favor of Agent or Lenders, the lenders under the Caribbean Loan Documents, and other Permitted Encumbrances.

     6.8 Sale of Assets. Borrower shall not (and shall not permit any of its Subsidiaries to) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, including any Collateral; provided, that the foregoing shall not prohibit any of the following, to the extent not prohibited by the Bankruptcy Code: (a) the sale of Inventory in the ordinary course of business;
(b) the exchange of property or assets other than Collateral for new assets so long as the incremental cost (if any) of such new property or assets in excess of the fair market value of the assets so exchanged is a Capital Expenditure permitted pursuant to Annex H; (c) the licensing or sublicensing by Borrower or its Subsidiaries of Intellectual Property in the ordinary course of business;
(d) the sale or disposition by Borrower of Collateral consisting of Equipment or Fixtures provided that (i) the amount of gross consideration (prior to the deduction of any items taken into account in determining the Net Proceeds of such sale or disposition) received in cash is equal to at least one hundred percent (100%) of the fair market value of such property or assets; (e) the disposition of (i) damaged Collateral to the extent required by insurance or
(ii) other damaged property or assets giving rise to an insurance claim pursuant to reasonable prudent business practices; and (f) other sales or dispositions of property not constituting Collateral and having an aggregate fair market value not exceeding $750,000 for all such sales or dispositions in any Fiscal Year.

     6.9 ERISA Neither Borrower nor any ERISA Affiliate shall acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency," as defined in
Section 302 of ERISA, or any "unfunded vested benefits," as defined in Section 4006(a)(3)(E)(iii) of ERISA. Additionally, neither Borrower nor any ERISA Affiliate shall: (a) establish any new Plan, or undertake any new obligation to contribute to any Plan if such establishment or undertaking could reasonably be expected to result in the creation of a material liability to Borrower or ERISA Affiliate of Borrower, or to Borrower and its ERISA Affiliates in the aggregate;
(b) permit or suffer any condition set forth in Section 3.13 to cease to be met and satisfied at any time which condition could result in a material liability to Borrower or any ERISA Affiliate of Borrower; (c) terminate any Pension Plan where such termination could reasonably be anticipated to result in a material liability to Borrower; (d) permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Plan; fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent;
(e) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan which withdrawal could result in a material liability to Borrower or any ERISA Affiliate of Borrower; (f) at any time fail to provide Agent or any Lender within twenty-one (21) days with copies of any Plan documents or governmental reports or filings, if reasonably requested by Agent or any Lender.

     6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the financial covenants set forth in Annex H.

     6.11 Hazardous Materials. Except as set forth in Schedule 3.18, Borrower shall not and shall not permit any of its Subsidiaries or any other Person within the control of Borrower, to cause or permit a Release of Hazardous Material on, under, in or about any Subject Property if such Release either violates or gives rise to liability pursuant to any Environmental Laws, which violation or liability could in a reasonable worse case scenario constitute or result in a Material Adverse Effect.

     6.12 Sale-Leasebacks. Borrower shall not (and shall not permit any of its Subsidiaries to) engage in any sale-leaseback or similar transaction involving any of its property or assets.

     6.13 Cancellation of Indebtedness. Except as permitted by Section 5.7, Borrower shall not (and shall not permit any of its Subsidiaries to) cancel any claim or Indebtedness owing to it, except for reasonable consideration and in the ordinary course of its business, or voluntarily prepay any Indebtedness (other than the Obligations or the obligations of Seven-Up/RC of PR under the Caribbean Loan Documents).

     6.14 Restricted Payments. Borrower shall not make any Restricted Payment to any Person and Borrower shall not permit any Subsidiary to make any Restricted Payment other than to Borrower.

     6.15 Real Property Leases. Borrower shall not (and shall not permit any of its Subsidiaries to) enter into or renew (by amendment, modification or otherwise) any Lease, except, with respect to Seven-Up/RC of PR, as provided in the Caribbean Loan Documents or to the extent the aggregate annual base rent of all of Borrower's Leases does not, in any Fiscal Year, increase by more than $300,000 plus the aggregate rent increase under all such Leases based upon any index-rate or rent escalation clauses set forth therein.

     6.16 Bank Accounts. Borrower shall not (and shall not permit any of its Subsidiaries to) maintain any deposit, operating or other bank accounts except for those accounts identified in Schedule 3.20.

     6.17 No Speculative Transactions. Borrower shall not (and shall not permit any of its Subsidiaries to) engage in any speculative transaction or any transaction involving commodity options or futures contracts (other than in the ordinary course of business consistent with past practice and interest rate swap, cap or collar agreements relating to the Revolving Credit Advances).

     6.18 Margin Regulations. Borrower shall not use the proceeds of any Revolving Credit Advance to purchase or carry any Margin Stock or any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     6.19 Limitation on Negative Pledge Clauses. Borrower shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, enter into any agreement with any Person, other than the agreements with Agent or Lenders pursuant to a Loan Document or the Caribbean Loan Documents, and other than the Indenture, which prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided, that any Loan Party may agree to prohibitions against other Liens on specific property encumbered to secure payment of particular Indebtedness of such Person (which Indebtedness relates solely to such specific property).

     6.20 Accounting Changes. Borrower shall not (and shall not permit any of its Subsidiaries to) make, any significant change in accounting treatment and reporting practices except for changes concurred in by Borrower's independent public accountants.

     6.21 Prepetition Indebtedness. Borrower will not consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, (a) the Interim Order, if any, or the Final Order, or (b) the Prepetition Indebtedness. Except for (a) employee claims for unpaid wages, bonuses, accrued vacation and sick leave time, business expenses and contributions to employee benefit plans for the period immediately preceding the Petition Date and permitted to be paid by order of the Bankruptcy Court, (b) cure payments made to Borrower's franchisors, or to GE Capital or McDonnell Douglas with respect to prepetition capital lease obligations, each in accordance with Section 365(b)(1)(A) of the Bankruptcy Code, (c) utility deposits made by Borrower in accordance with Section 366 of the Bankruptcy Code,
(d) payments in respect of sales incentive programs, including coupon redemptions, retail promotion funds, full service vending machines, refrigerated cabinets and rebates for the period immediately preceding the Petition Date and authorized to be paid by the Bankruptcy Court in an order or orders in form and substance satisfactory to Agent; and (e) Trade Payables authorized to be paid by the Bankruptcy Court in an order or orders in form and substance satisfactory to Agent, Borrower will not make any payment in respect of, or repurchase, redeem, retire or defease any, Prepetition Indebtedness. Nothing in this Section 6.21 shall prohibit Borrower from granting administrative claim status to a seller of goods in accordance with Section 546(c)(2)(A) of the Bankruptcy Code.

     6.22 Reclamation Claims. Borrower shall not enter into any agreement to return any inventory to any of its creditors for application against any Prepetition Indebtedness under Section 546(g) of the Bankruptcy Code (as added by the 1994 amendments thereto) or allow any creditor to take any setoff against any of its Prepetition Indebtedness based upon any such return pursuant to
Section 553(b)(1) of the Bankruptcy Code or otherwise.

     6.23 Application to the Court. The Borrower shall not apply to the Bankruptcy Court for authority to take any action that is prohibited by the terms of this Agreement and the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement and the other Loan Documents.


7.   TERM

     7.1 Duration. The financing arrangement contemplated hereby shall be in effect until the Commitment Termination Date. On the Commitment Termination Date, the Revolving Credit Commitments shall terminate and the Revolving Credit Loan and all other then due and payable Obligations shall immediately become due and payable in full, in cash.

     7.2 Survival of Obligations. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the Obligations, duties, indemnities, and liabilities of any Loan Party, or the rights of Agent or any Lender relating to any Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon any Loan Party, and all rights of Agent and each Lender, all as contained in the Loan Documents shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been indefeasibly paid in full in accordance with the terms of the agreements creating such Obligations.


8.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     8.1 Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to the Bankruptcy Court, the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder and shall permit Agent, by written notice to Borrower, (a) to declare the principal of, and accrued interest on, the Prepetition Credit Agreement Obligations, the Revolving Credit Loan and all other Obligations to be immediately due and payable in full, whereupon the same shall immediately become due and payable in full without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, and (b) to terminate the commitment of each Lender to make any further Revolving Credit Advances or to incur any additional Letter of Credit Obligations:

          (a) Borrower shall fail to make any payment in respect of any Obligations hereunder or under any of the other Loan Documents when due and payable or declared due and payable, including any payment of principal of, or interest on, the Revolving Credit Loan and, in the case of any interest payment, such failure is not cured within two (2) Business Days after the due date thereof.

          (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 1.9, Section 4.1, or Section 6, including any of the provisions set forth in Annex B, Annex E, or Annex H.

          (c) Borrower shall fail or neglect to perform, keep or observe any term or provision of this Agreement (other than any such term or provision referred to in paragraph (a) or (b) above) or of any of the other Loan Documents, and the same shall remain unremedied for a period ending on the first to occur of ten (10) Business Days after Borrower shall receive written notice of any such failure from Agent or any Lender or thirty (30) days after Borrower shall become aware thereof.

          (d) Except for defaults occasioned by the filing of the Chapter 11 Case or arising out of the non-payment of the Senior Secured Notes, a default shall occur under any other agreement, document or instrument to which Borrower is a party or by which it or its property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of Borrower in an aggregate amount exceeding $500,000 or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof in an aggregate amount exceeding $250,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment (other than Indebtedness on account of the rejection of executory contracts entered into prior to the Petition Date).

          (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, any report, financial statement or certificate made or delivered to Agent or any Lender by Borrower shall be untrue or incorrect in any material respect as of the date when made or deemed made (including those made or deemed made pursuant to Section 2.2).

          (f) The bringing of a motion by Borrower in the Chapter 11 Case: (i) to obtain financing from any Person other than GE Capital under Section 364(d) of the Bankruptcy Code; or (ii) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral; or (iii) to use Cash Collateral of Agent or any Lender under Section 363(c) of the Bankruptcy Code without Required Lender's written consent; or (iv) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code; or any other action or actions adverse to Agent or any Lender or their rights and remedies hereunder or their interest in the Collateral that would, individually or in the aggregate, have a Material Adverse Effect.

          (g) The allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any Collateral in excess of $50,000 in the aggregate.

          (h) The occurrence of any postpetition judgments, liabilities or events that would, individually or in the aggregate, have a Material Adverse Effect.

          (i) The entry by the Bankruptcy Court of an order authorizing the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of Borrower.

          (j) The dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code.

          (k) The entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (i) to allow any creditor (other than Agent) to execute upon or enforce a Lien on any Collateral, or (ii) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority, which in either case would have a Material Adverse Effect.

          (l) The modification of the Interim Order or the Final Order without Lenders' written consent.

          (m) The commencement of a suit or action against Agent or any Lender by or on behalf of (i) Borrower, (ii) the Environmental Protection Agency, (iii) any state environmental protection or health and safety agency, or (iv) any official committee in the Chapter 11 Case, which asserts a claim or seeks a legal or equitable remedy that would have the effect of subordinating the claim or Lien of Agent or any Lender and, if such suit or action is commenced by any Person other than any Loan Party or any Subsidiary, officer or employee of any Loan Party, it shall not have been dismissed within thirty (30) days after service thereof on Agent.

          (n) Any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms or any Loan Party or other party thereto shall so state in writing; or any Lien created under any Collateral Document shall cease to be a valid and perfected Lien having the first priority, subject only to Permitted Encumbrances in any of the Collateral purported to be covered thereby.

          (o) There shall occur a Change of Control.

          (p) Any Material Franchise Agreement shall be either canceled, terminated or not renewed, rejected or deemed rejected in the Chapter 11 Case, or modified in any way which would have a Material Adverse Effect, or any Loan Party shall for any reason lose the benefit of any exclusivity provision under any Material Franchise Agreement.

          (q) An event or condition specified in Section 6.9 hereof shall occur or exist and, as a result of such event or condition, Borrower or any ERISA Affiliate or Borrower or/and any

ERISA Affiliates in the aggregate shall incur or in the opinion of Required Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) in excess of $500,000 in the aggregate.

            (r) A default shall occur under the Caribbean Letter Agreement.

     8.2 Remedies. Upon the occurrence of an Event of Default and for so long as such Event of Default continues without cure, following written notice to Borrower, the automatic stay under Bankruptcy Code Section 362 shall be vacated, without application or motion to, or order from, the Bankruptcy Court, in order to permit Agent and Lenders: (a) to terminate this facility with respect to further Revolving Credit Advances and Letter of Credit Obligations, whereupon Lenders shall have no further duty to make Revolving Credit Advances or incur Letter of Credit Obligations under this Agreement and the Revolving Credit Commitments shall be terminated; (b) to declare all principal of, and accrued interest on, the Revolving Credit Loan and all other Obligations to be immediately due and payable; (c) to revoke Borrower's rights to use Cash Collateral in which Agent or any Lender has an interest; and (d) five (5) Business Days after receipt of written notice by Borrower from Lenders, to exercise any and all other rights and remedies allowed by applicable laws of the United States and of any state thereof (including the UCC), including the right to sell or otherwise dispose of any Collateral in a commercially reasonable manner (including Inventory subject to trademarks or tradenames; provided, that upon timely written notice to Agent and Borrower by a franchisor, licensor, distributor or other similar owner of any such trademark or tradename (the "Requesting Licensor"), Agent and Lender may only sell or otherwise dispose of Collateral subject to the Requesting Licensor's trademark or tradename in a manner that Borrower would be permitted to sell or otherwise dispose of such Collateral under its franchise agreement, licensing agreement, distribution agreement or other similar agreement with the Requesting Licensor, as if such agreement was in full force and effect).

     8.3 Waivers by Borrower. Except as otherwise provided for in this Agreement and applicable law, to the full extent permitted by applicable law, Borrower waives (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable, and Borrower hereby ratifies and confirms whatever Agent or any Lender may do in this regard, (b) all rights to notice and a hearing prior to Agent's or Lenders' taking possession or control of, or to Agent's or

Lenders' replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or Lenders to exercise any of their remedies, and (c) the benefit of any right of redemption and all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions contemplated by this Agreement and the other Loan Documents.


9.   AGENT

     9.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes GE Capital to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent (which term as used in this sentence and in Section 9.5 and the first sentence of Section 9.6 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; (d) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any Revolving Credit Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Agent.

     9.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

     9.3 Defaults. Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the non-payment of principal of or interest on the Revolving Credit Loan or of Fees) unless Agent has received notice from a Lender or Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that Agent receives such a notice of the occurrence of a Default, Agent shall give prompt notice thereof to Lenders (and shall give each Lender prompt notice of each such non-payment). Agent shall (subject to Section 9.7) take such action with respect to such Default as shall be directed by Required Lenders; provided, that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of Required Lenders or all of Lenders as is required in such circumstance.

     9.4 Rights as a Lender. In the event that GE Capital (or any successor acting as Agent) shall become a Lender hereunder, with respect any Revolving Credit Commitment or Revolving Credit Advance, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. GE Capital (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with the Loan Parties (and any of their Subsidiaries or Affiliates) as if it were not acting as Agent, and GE Capital and its affiliates may accept fees and other consideration from the Loan Parties for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     9.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting the obligations of Borrower hereunder) ratably in accordance with the aggregate principal amount of the Revolving

Credit Advances held, by Lenders (or, if no Revolving Credit Advances are at the time outstanding, ratably in accordance with their respective Revolving Credit Commitments), for any and all Claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Borrower is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined by a final judgment of a court of competent jurisdiction.

     9.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any of its Subsidiaries. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower which is required to be provided to Lenders hereunder, with any notice of a Default received by Agent from Borrower and with any notice of a Default delivered by Agent to Borrower; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any of its Subsidiaries (or any of their affiliates) that may come into the possession of Agent or any of its affiliates nor to update or correct any information previously given which becomes incorrect or which Agent learns is incorrect.

     9.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 9.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     9.8 Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to Lenders and Borrower. Upon any such resignation Required Lenders shall have the right to appoint a successor Agent with Borrower's prior written consent, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, that shall be a financial institution with a combined capital and surplus or net worth of at least $200,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     9.9  Consents under Loan Documents.  Except as otherwise provided in
Section 11.1 with respect to this Agreement, Agent may, with the prior consent of Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided, that without the prior consent of each Lender, Agent shall not (except as provided herein or in the Collateral Documents) release any material portion of the Collateral or otherwise terminate any Lien under any Collateral Document with respect to any material portion of the Collateral, or agree to additional obligations being secured by such Collateral, except that no such consent shall be required, and Agent is hereby authorized and instructed, to release any Lien covering Collateral (a) which is the subject of a disposition permitted hereunder, (b) which secures Indebtedness to the extent permitted under Section 6.3, or (c) the value of which does not exceed $5,000,000 in any Fiscal Year.

     9.10 Collateral Matters.

          (a) Except as otherwise expressly provided for in this Agreement, Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Borrowing Base, or whether any particular reserves are appropriate, or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that (i) in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral as a Lender and (ii) that Agent shall have no duty or liability whatsoever to any other Lender, other than liability for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

          (b) Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in assets which, in accordance with Article 9 of the Code, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.

10.  SUCCESSORS AND ASSIGNS

     10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Agent, Lenders, and their respective successors and assigns, except as otherwise provided herein or therein. Borrower may not assign, delegate, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the Loan Documents without the prior express written consent of Agent and all Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without such prior express written consent shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

     10.2 Assignments and Participations. Each Lender may resell (through syndication, assignment or a participation) all or a portion of its rights and obligations under this Agreement (including all or a part of its Revolving Credit Advances, Revolving Credit Commitment and Revolving Credit Note), in minimum increments of $5,000,000, to any other Person.

     In the case of an assignment by any Lender under this Section 10.2, the purchaser shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder; provided, that each such assignment shall be of a constant, and not a varying, percentage of the selling Lender's rights and obligations under this Agreement. Upon execution by the assignor and the assignee of an instrument pursuant to which the assignee assumes such rights and obligations, payment by such assignee to such assignor of an amount equal to the purchase price agreed between such assignor and assignee and delivery to Agent and Borrower of an executed copy of such instrument together with payment to Agent of a processing fee of $2,500, such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were a Lender hereunder and the assignor shall be, to the extent of such assignment (unless otherwise provided therein) released from its obligations under this Agreement. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender" hereunder and under the other Loan Documents. In all instances, each Lender's liability to make Revolving Credit Advances shall be several and not joint and shall be limited to such Lender's pro rata share thereof. Upon any such assignment, Borrower, at its own expense, shall execute and deliver to Agent in exchange for the surrendered Revolving Credit Note of the assignor Lender a new Revolving Credit Note to the order of the assignor Lender in an amount equal to the Revolving Credit Commitment assumed by such assignee Lender, and if the assignor Lender has retained a Revolving Credit Commitment hereunder a new Revolving Credit Note to the order of the assignor Lender in an amount equal to such retained Revolving Credit Commitment. Such new Revolving Credit Notes shall be dated the Closing Date and shall otherwise be in the form of the Revolving Credit Note replaced thereby. The Revolving Credit Notes surrendered to Agent shall be returned by Agent to Borrower marked "canceled".

          Each Lender may sell participations in all or any part of its Revolving Credit Advances and its Revolving Credit Commitment, to any other Person; provided, that (a) all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the participating Lender shall remain a "Lender" for all purposes under this Agreement, (b) any such grant of a participation will be made in compliance with all applicable state or Federal laws, rules, and regulations, (c) any such participation shall be divided pro rata among the participating Lender's share of the Revolving Credit Loan, and (d) such Lender shall not grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or the Loan Documents, except to the extent such amendment or waiver would (i) extend the final maturity date for payment of the Revolving Credit Loan in which such participant is participating;
(ii) reduce the interest rate or the amount of principal or Fees applicable to the Revolving Credit Loan in which such participant is participating; or (iii) release all or substantially all of the Collateral, except as expressly provided herein. In those cases in which a Lender grants rights to its participants to approve any amendment to or waiver of this Agreement or the other Loan Documents respecting the matters described in the foregoing clauses
(i) through (iii), the relevant participation agreements shall provide for a voting mechanism whereby a majority of the amount of the participating Lender's portion of the Revolving Credit Loan, as the case may be (irrespective of whether held by such Lender or participated), shall control the vote for all of such Lender's portion of the Revolving Credit Loan. In the case of any participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents entered into in connection herewith (the participant's right against such Lender in respect of such participation to be those set forth in the participation or other agreement executed by such Lender and the participant relating thereto) and all amounts payable to any Lender hereunder shall be determined as if such Lender had not sold such participation.

          Except as otherwise provided in this Section 10.2 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Credit Loan or other Obligations owed to such Lender. Any Lender permitted to sell assignments and participations under this Section 10.2 may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants).

          Borrower shall assist any Lender permitted to sell assignments or participations under this Section 10.2 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the preparation and delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings with, potential assignees or participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of Borrower and its affairs contained in any selling materials and all information provided by it and included in such materials. No information shall be provided to any potential assignee or participant unless such potential assignee and participant has signed a confidentiality agreement substantially in the form of Exhibit G.


11.  MISCELLANEOUS

     11.1 Complete Agreement; Modification of Agreement. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied), including the commitment letter dated August 30, 1995, as amended, between Seven-Up/RC and GE Capital. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Required Lenders; provided, that no such change, waiver, discharge or termination shall, without the consent of each affected Lender and Agent, (a) extend the scheduled final maturity of the Revolving Credit Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-Default increase in interest rates) thereon or Fees, or reduce the principal amount thereof, or increase the Revolving Credit Commitment of such Lender over the amount thereof then in effect (it being understood that a waiver of any Default shall not constitute a change in the terms of any Revolving Credit Commitment of any Lender), (b) release more than $5,000,000 in value of the Collateral (except as expressly permitted by the Loan Documents), (c) amend, modify or waive any provision of this Section, or Section 1.9, 9.5, 11.2 or 11.7, (d) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or (e) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement. No provision of Section 9 may be amended without the prior written consent of Agent.

     11.2 Fees and Expenses.

          (a) Borrower shall pay not later than five (5) days after receipt of an invoice therefor, all costs and expenses (including reasonable fees of counsel) of Agent in connection with the preparation, negotiation, approval, execution, delivery, administration, modification, amendment, waiver and enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, and commitments relating thereto, and the other documents to be delivered hereunder or thereunder and the transactions contemplated hereby and thereby and the fulfillment or attempted fulfillment of conditions precedent hereunder, including: (i) wire transfer fees and other costs of forwarding to Borrower or any other Person on behalf of Borrower by Agent and each Lender of the proceeds of the Revolving Credit Advances; (ii) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the advances made pursuant hereto or its rights hereunder or thereunder; (iii) the review of pleadings and documents related to the Chapter 11 Case, attendance at meetings related to the Chapter 11 Case, and general monitoring of the Chapter 11 Case; (iv) any litigation, claim, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, claim, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent and Lenders by virtue of the Loan Documents, including any litigation, contest, dispute, suit, case, proceeding or action (and any appeal or review) in connection with the Chapter 11 Case; (v) any attempt to enforce any rights of Agent or Lenders against Borrower or any other Person that may be obligated to Agent or Lenders by virtue of any of the Loan Documents; (vi) any effort to (A) monitor the Revolving Credit Loan and the Loan Documents, (B) evaluate, observe, assess Borrower or its affairs, or (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

          (b) Borrower shall pay on demand all costs and expenses (including reasonable fees of counsel) of Agent and each Lender in connection with any Default and any enforcement or collection proceedings resulting therefrom or any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents in connection with any Default.

          (c) Without limiting the generality of clauses (a) and (b) above, Borrower's obligation to reimburse Agent and/or any Lender for costs and expenses shall include the reasonable fees and expenses of counsel (and local, foreign or special counsel, advisors, consultants and auditors retained by such counsel), as well as the fees and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; expenses for travel, lodging and food; and all other out-of-pocket costs and expenses of every type and nature paid or incurred in connection with the performance of such legal or other advisory services.

     11.3 No Waiver. No failure on the part of Agent or Lenders, at any time or times, to require strict performance by any Loan Party, of any provision of this Agreement and any of the other Loan Documents shall waive, affect or diminish any right of Agent or Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver of a Default shall not suspend, waive or affect any other Default whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Default by any Loan Party shall be deemed to have been suspended or waived by Lenders, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and Required Lenders or all of

Lenders if required hereunder and directed to Borrower specifying such suspension or waiver.

     11.4 Remedies. The rights and remedies of Agent and Lenders under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

     11.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.6 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provisions contained in this Agreement shall govern and control.

     11.7 Right of Set-off. Subject to Section 1.1(f) and 1.14, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify Agent and Borrower after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to the other rights and remedies (including other rights of setoff) which such Lender may have.

     11.8 Authorized Signature. Until Agent shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Agent or any of Agent's officers, agents, or employees to be that of an officer or duly authorized representative of Borrower listed in
Schedule 11.8 shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors, and Agent and each Lender shall be entitled to assume the authority of each signature and authority of the Person whose signature it is or appears to be unless the Person acting in reliance on such signature shall have actual knowledge of the fact that such signature is false or the Person whose signature or purported signature is presented is without authority.

     11.9 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon either of the parties by the other party, or whenever either of the parties desires to give or serve upon the other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by telecopy answerback and by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.9); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower, Agent or any Lender) designated below to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          (a)  If to Agent, as a Lender or as Agent, at:

               General Electric Capital Corporation
               350 South Beverly Drive, Suite 200
               Beverly Hills, California  90212
               Attention:  Mr. Mark Elliot Gudis
                           Senior Vice President
                           (Commercial Finance)
               Facsimile:  (310) 785-0644

               With copies to:

               General Electric Capital Corporation
               3379 Peachtree Road Northeast, Suite 600
               Atlanta, Georgia  30326
               Attention:  Mr. Timothy C. Huban
                           Vice President Commercial Finance
               Facsimile:  (404) 262-9032
               and

               General Electric Capital Corporation
               201 High Ridge Road
               Stanford, Connecticut  06927
               Attention: Legal Counsel
               Facsimile: (203) 316-7889

               and

               Murphy, Weir & Butler
               101 California Street
               39th Floor
               San Francisco, California  94111
               Attention:  Dick M. Okada, Esq.
               Facsimile:  (415) 421-7879

          (b)  If to Borrower, at:

               Seven-Up/RC Bottling Company of
               Southern California, Inc.
               3220 East 26th Street
               Vernon, California  90023
               Attention:  Mr. Dave Brown
               Facsimile:  (213) 262-9566

               and

               Kirkland & Ellis
               153 East 53rd Street
               New York, New York  10002
               Attention:  Theodore L. Freedman, Esq.
               Facsimile:  (212) 446-4900

     11.10 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all security interests or Liens created hereby or pursuant to the Security Agreement or any other Loan Document shall be binding upon Borrower, the estate of Borrower, and any trustee or successor in interest of Borrower in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and each Lender, and the assigns, transferees and endorsees of Agent and each Lender. The security interests and Liens created in this Agreement, the Security Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of Borrower to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the property of Borrower or jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent file financing statements or otherwise perfect its security interests or Liens for the benefit of Lenders under applicable law.

     11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

     11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

     11.13 Time of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

     11.14 Publicity. Borrower consents to Agent or any Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

     11.15 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS SET FORTH HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER CONSENTS TO PERSONAL JURISDICTION, WAIVES ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN THE BANKRUPTCY COURT, DISTRICT OF DELAWARE. SERVICE OF PROCESS ON BORROWER, AGENT OR ANY LENDER IN ANY ACTION ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 11.9. NOTHING HEREIN SHALL PRECLUDE AGENT, ANY LENDER OR ANY BORROWER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

     11.16 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE,

ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                        "Borrower"
                                         --------

                                        SEVEN-UP/RC BOTTLING COMPANY
                                        OF SOUTHERN CALIFORNIA, INC.,
                                        as
Debtor and Debtor in Possession


                                        By: /s/ David I. Brown
                                           ----------------------------
                                        Name: David I. Brown
                                             --------------------------
                                        Title: Treasurer
                                              -------------------------


                                        "Agent"
                                         -----

                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION, as Agent


                                        By: /s/ Elaine L. Moore
                                           ----------------------------
                                             Elaine L. Moore
                                             Duly Authorized Signatory


                                        "Lenders"
                                         -------

Revolving Credit Commitment             GENERAL ELECTRIC CAPITAL
- ---------------------------             CORPORATION
  $54,000,000

                                        By: /s/ Elaine L. Moore
                                           ----------------------------
                                             Elaine L. Moore
                                             Duly Authorized Signatory

                        ANNEXES, SCHEDULES AND EXHIBITS

                                       TO

                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                            Dated as of May 13, 1996

                                    between

                          SEVEN-UP BOTTLING COMPANY OF
                         SOUTHERN CALIFORNIA, INC., as
                        Debtor and Debtor in Possession,

                                  as Borrower,

                           THE LENDERS PARTY THERETO

                                      and

                     GENERAL ELECTRIC CAPITAL CORPORATION,
                                    as Agent

                   INDEX OF ANNEXES, SCHEDULES AND EXHIBITS
                   ----------------------------------------

     Annex A   -  Definitions; Rules of Construction
     Annex B   -  Cash Management System
     Annex C   -  Schedule of Documents
     Annex D   -  Schedule of Certain Fees
     Annex E   -  Financials, Projections and Notices
     Annex F   -  Insurance Requirements
     Annex G   -  Letters of Credit
     Annex H   -  Financial Covenants


Schedule 3.2   -  Executive Offices; Trade Names
Schedule 3.4   -  Financial Statements and
                  Projections
Schedule 3.5   -  Dividends; Material Changes
Schedule 3.6   -  Real Estate and Leases
Schedule 3.7   -  Material Contracts
Schedule 3.8   -  Labor Matters
Schedule 3.9   -  Ventures, Subsidiaries and Affiliates;
                  Outstanding Stock
Schedule 3.12  -  Tax Matters
Schedule 3.13  -  ERISA Plans
Schedule 3.14  -  Litigation
Schedule 3.16  -  Patents, Trademarks, Copyrights and
                  Licenses
Schedule 3.18  -  Hazardous Materials
Schedule 3.19  -  Insurance Policies
Schedule 3.20  -  Disbursement and Deposit Accounts
Schedule 6.2   -  Investments
Schedule 6.3   -  Indebtedness
Schedule 6.4   -  Loans to and Transactions with
                  Employees
Schedule 6.6   -  Guaranteed Indebtedness
Schedule 6.7   -  Liens
Schedule 11.8  -  Authorized Signatures

Exhibit A      -  Form of Notice of Revolving Credit
                  Advance
Exhibit B      -  Form of Borrowing Base Certificate
Exhibit C      -  Form of Revolving Credit Note
Exhibit D      -  Form of Emergency Order
Exhibit E      -  Form of Interim Order
Exhibit F      -  Form of Security Agreement

                                    ANNEX A
                                       to
                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                            Dated as of May 13, 1996


                       DEFINITIONS; RULES OF CONSTRUCTION
                       ----------------------------------


     1. Definitions. In addition to the defined terms appearing in the Agreement and other Loan Documents, capitalized terms used in the Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in the Agreement and the other Loan Documents) the following respective meanings:

     "Account Debtor" shall mean any Person who may become obligated to Borrower under, with respect to, or on account of, any Account, Chattel Paper or General Intangible.

     "Accountant's Letter" shall have the meaning assigned to it in Section 4.2.

     "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by Borrower and, in any event, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to Borrower, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the Code); (b) all of Borrower's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services; (c) all of Borrower's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all monies due or to become due to Borrower under all purchase orders and contracts for the sale or lease of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower) now or hereafter in existence, including, without limitation, the right to receive the proceeds of said purchase orders and contracts; and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

     "Advance Date" shall have the meaning assigned to it in Section 1.13.

     "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (c) each of such Person's officers, directors, joint ventures and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" shall have the meaning assigned to it in the first paragraph of the Agreement.

     "Agreement" shall mean the Debtor in Possession Credit Agreement to which this Annex A is attached and of which it forms a part, including all Annexes, Schedules, and Exhibits attached or otherwise identified thereto, all restatements, modifications and supplements thereof or thereto, and any appendices, attachments, exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

     "Bankruptcy Code" shall mean the provisions of Title 11 of the United States Code, 11 U.S.C. (S)(S) 101 et seq., as the same may be amended from time to time.

     "Bankruptcy Court" shall have the meaning assigned to it in Recital B.

     "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Case.

     "BGAC" shall mean Beverage Group Acquisition Corporation, a Delaware corporation, as debtor and debtor in possession in chapter 11 case no. 96-739(HSB) in the Bankruptcy Court.

     "BGAC Guaranty" shall mean the Continuing Guaranty and Security Agreement of BGAC dated as of the Closing Date, as from time to time amended, supplemented or modified.

     "Blocked Account Agreement" shall have the meaning assigned to it in Annex
B.

     "Borrower" shall mean Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation, as Debtor and Debtor in Possession in the Chapter 11 Case.

     "Borrowing Availability" shall mean, at any time, the lesser at such time of:

     (a) an amount equal to the sum of (i) the Maximum Revolving Credit Commitment minus (ii) all outstanding Prepetition Credit Agreement Obligations minus (iii) the Postpetition Overadvance Reduction Amount; and

     (b) an amount equal to the sum of (i) the Borrowing Base plus (ii) the Postpetition Overadvance minus (iii) all outstanding Prepetition Credit Agreement Obligations minus (iv) the Postpetition Overadvance Reduction Amount.

     "Borrowing Base" shall mean, at any time, an amount determined by Agent in its sole discretion, exercised in good faith, to be equal to the sum at such time of:

     (a)  up to eighty-five percent (85%) of Eligible Accounts; plus

     (b) up to fifty percent (50%) of raw material Eligible Inventory consisting of beverage concentrate valued on a first-in, first-out basis (at the lower of cost or market); plus

     (c) the lesser of (i) up to fifty percent (50%) of raw material Eligible Inventory consisting of beverage ingredients (other than concentrate), bottles and cans valued on a first-in, first-out basis (at the lower of cost or market), and (ii) $500,000; plus

     (d) up to sixty-five percent (65%) of finished goods Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market); minus

     (f) the amount of any reserves as Agent may deem necessary or appropriate from time to time in its sole discretion, exercised in good faith.

     "Borrowing Base Certificate" shall mean a certificate in the form attached hereto as Exhibit B.

     "Business Day" shall mean any day that is not (a) a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of California or New York, or (ii) a day on which Lender is not open for business.

     "Capital Expenditures" shall mean, as of any date, any expenditure charged to Borrower's gross buildings and equipment account which is not financed.

     "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of Borrower, any such lease under which Borrower is the lessor.

     "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

     "Caribbean Lenders" shall mean the "Lenders" as defined in the Caribbean Loan Documents.

     "Caribbean Letter Agreement" shall mean that certain letter agreement dated as of August 22, 1995 among Seven-Up/RC of PR, Caribbean Lenders, Seven-Up/RC, GE Capital and GE Capital Puerto Rico with respect to the Intercompany Notes.

     "Caribbean Loan Documents" shall mean that certain Credit Agreement dated February 1, 1994 executed by Seven-Up/RC of PR, GE Capital Puerto Rico and the Lenders named therein, and all other agreements, documents and instruments executed and delivered in connection therewith, as the same may be modified, amended or supplemented from time to time.

     "Carve-Out" shall have the meaning assigned to it in Section 1.21(c).

     "Cash Collateral" shall mean "cash collateral" as that phrase is defined in
Section 363(a) of the Bankruptcy Code.

     "Cash Collateral Account" shall have the meaning assigned to it in Annex G.

     "Cash Equivalents" shall mean: (a) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed or insured by the government of the United States of America or any agency thereof and backed by the full faith and credit of the United States of America; (b) certificates of deposit, Eurodollar time deposits, overnight bank deposits and bankers' acceptances of any domestic commercial bank having capital and surplus in excess of $500,000,000, having maturities of one year or less from the date of acquisition; and (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corp. or at least P-1 by Moody's Investors Services, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, in each case with maturities of not less than sixty (60) days from the date acquired.

     "Change of Control" shall mean: (a) with respect to Seven-Up/RC of PR, if Borrower ceases to own one hundred percent (100%) of Seven-Up/RC of PR; (b) with respect to Borrower, if BGAC ceases to own one hundred percent (100%) of the Stock of Borrower; (c) with respect to BGAC, if WB ceases to own one hundred percent (100%) of the Stock of BGAC; and (d) with respect to WB, if Citicorp Venture Capital, Ltd., together with its Affiliates, ceases to hold a plurality of the issued and outstanding voting Stock of WB.

     "Chapter 11 Case" shall have the meaning assigned to it in Recital B.

     "Charges" shall mean all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, assessments, charges or Liens upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use by Borrower of any of its assets, or (v) any other aspect of Borrower's business.

     "Chattel Paper" shall mean all "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located.

     "Claim" shall have the meaning assigned to it in Section 1.17.

     "Closing Date" shall mean the Business Day on which the conditions precedent set forth in Section 2 have been satisfied, in Agent's sole discretion, or waived in writing by Agent, and the initial Revolving Credit Advance has been made or the initial Letter of Credit Obligation has been incurred.

     "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or the remedies with respect to, Agent's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

     "Collateral" shall mean all personal property of Borrower, tangible or intangible, now existing or hereafter acquired, including accessions, substitutions and proceeds (including insurance proceeds), that may at any time be or become subject to a Lien in favor of Agent or Lenders to secure the Obligations or the obligations under the BGAC Guaranty pursuant to the Collateral Documents, the Interim Order, the Final Order, or otherwise.

     "Collateral Documents" shall mean the Security Agreement, the BGAC Guaranty and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations.

     "Collateral Examination Charge" shall have the meaning assigned to it in Annex D.

     "Collateral Management Fee" shall have the meaning assigned to it in Annex
D.

     "Collection Account" shall mean that certain account of Agent, account number 502-328-54 in the name of GECC/CAF Depository at Bankers Trust Company, 1 Bankers Trust Plaza, New York, New York 10006, ABA number 021-001-033, or such other account as may be designated by Agent.

     "Commitment Termination Date" shall mean the earliest of (a) May 13, 1998,
(b) the date of termination of the Revolving Credit Commitments pursuant to
Section 8.2, (c) the date of termination of the Revolving Credit Commitments in accordance with the provisions of Section 1.3(c), (d) the date that is five (5) days after the Petition Date if by 11:59 P.M. (New York time) on such date the Interim Order has not been entered by the Bankruptcy Court, (e) the date that is twenty-five (25) days after the Petition Date if by 11:59 P.M. (New York time) on such date either (i) the Final Order has not been entered by the Bankruptcy Court or (ii) the Interim Order, pursuant to paragraph 27 thereof, has not become the Final Order, and (f) the date a plan of reorganization in the Chapter 11 Case becomes effective.

     "Concentration Account" shall have the meaning assigned to it in Annex B.

     "Contracts" shall mean all the contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

     "Copyrights" shall mean any United States copyright to which Borrower now or hereafter has title, as well as any application for a United States of America copyright hereafter made by Borrower.

     "CP Rate" shall mean, for any day, the latest published rate for thirty
(30) day commercial paper placed directly by GE Capital, which rate normally appears in the "Money Rates" column of The Wall Street Journal or, in the event such report shall not so appear, in such other nationally recognized publication as Agent may, from time to time, specify to Borrower; provided, that in the event such rate is not specified in a nationally recognized publication or GE Capital ceases to directly place such commercial paper, the CP Rate shall mean the latest published rate for 30-day dealer commercial paper (high grade unsecured notes sold through dealers by major corporations), which normally appears in the "Money Rates" column of The Wall Street Journal or, in the event such report shall not so appear, in such other nationally recognized publication as Agent may, from time to time, specify to Borrower. The CP Rate will be determined on a monthly basis as of the last Business Day of each month, and the CP Rate so determined will be utilized for the next succeeding month.

     "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

     "Default Rate" shall mean a rate per annum equal to two percent (2%) plus the Stated Rate as in effect from time to time.

     "Deferred Taxes" shall mean, with respect to any Person at any date, the amount of deferred taxes of such Person as shown on the balance sheet of such Person as of such date.

     "Disbursement Accounts" shall have the meaning assigned to it in Annex B.

     "Documents" shall mean all "documents," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and in any event any bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title.

     "Dollars" and "$" shall mean lawful money of the United States of America.

     "DOL" shall mean the United States Department of Labor or any successor thereto.

     "EBITDA" shall mean, for any Fiscal Period, (a) the total amount of Borrower's income before Interest Expense and taxes, plus (b) to the extent deducted in determining such income, depreciation, amortization, and other similar non-cash charges, fees and expenses of the transactions contemplated by the Loan Documents and extraordinary items, minus (c) to the extent recognized in determining such income, extraordinary gains, in each case for Borrower for such Fiscal Period, minus (d) to the extent recognized in determining such income, intercorporate charges allocated and paid by Seven-Up/RC of PR pursuant to the Intercorporate Services Agreement.

     "Eligible Accounts" shall have the meaning assigned to it in Section 1.7(a). Unless otherwise agreed to in writing by Agent, in determining whether an Account constitutes an Eligible Account, Agent shall not include any Account:

     (a) that does not arise from the sale of goods by Borrower in the ordinary course of Borrower's business;

     (b) upon which (i) Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatever, or (ii) Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

     (c) (i) against which, or against any contract or agreement pursuant to which such Account arises, is asserted any defense, counterclaim or set-off, or
(ii) which is a "contra" Account, whether well-founded or otherwise, in each case to the extent of such defense, counterclaim, set-off or "contra" amount;

     (d) that is not a true and correct statement of a bona fide indebtedness incurred in the amount of the Account for merchandise sold and accepted by or services rendered to the Account Debtor obligated upon such Account;

     (e) with respect to which an invoice, acceptable to Agent in form and substance to ensure compliance with the terms of the Loan Documents (it being agreed that the form of Borrower's invoice delivered to Agent as Item 1.30 to the Schedule of Documents attached to the Prepetition Credit Agreement) is, based upon current laws, regulations and other conditions, acceptable on the Closing Date for purposes of this clause (e)), has not been sent to Account Debtor;

     (f) that is not owned by Borrower or is subject to any right, claim, or interest of another other than the Lien in favor of Agent and Lenders or Caribbean Lenders;

     (g) that arises from a sale to or performance of services for an employee, Affiliate, parent or Subsidiary of Borrower, or an entity which has common officers or directors with Borrower;

     (h) that is the obligation of an Account Debtor that is the Federal government or a political subdivision thereof, unless Borrower has complied with the Federal Assignment of Claims Acts of 1940, and any amendments thereto, with respect to such obligation;

     (i) that is evidenced by chattel paper, a promissory note, negotiable instruments or any other instrument of any kind;

     (j) that is the obligation of an Account Debtor located in a foreign country, unless the sale of goods giving rise to the Account is on a letter of credit or other credit support basis satisfactory to Agent and Agent's security interest in or assignment of such Account and letter of credit or other credit support is duly and properly created and/or perfected to Agent's satisfaction; or the sale represented by such Account is denominated in other than Dollars or is payable outside the continental United States of America;

     (k) that is the obligation of an Account Debtor to the extent Borrower is liable or otherwise indebted to such Account Debtor for goods sold or services rendered by such Account Debtor to Borrower;

     (l) that arises with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional;

     (m) that is an obligation for which the total unpaid Accounts of the Account Debtor exceed fifteen percent (15%) of the net amount of all Accounts, to the extent of such excess;

     (n) that is in default; provided, that an Account shall be deemed in default upon the occurrence of any of the following:

          (i) the Account is not paid within the ninety (90) days from its invoice date;

         (ii) the sale represented by such Account is subject to any material claim or dispute made in writing or otherwise known to Borrower by the Person to whom or to which it was made;

        (iii) if any Account Debtor obligated upon such Account suspends business, becomes insolvent, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

         (iv) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other national, state or provincial receivership, insolvency relief or other law or laws for the relief of debtors;

     (o) that is the obligation of an Account Debtor as to which fifty percent (50%) or more of the Dollar value of the Accounts of such Account Debtor have become, or have been determined by Agent in its sole discretion, exercised in good faith, to be, ineligible;

     (p) the sale represented by such Account is on terms longer than Borrower's standard terms requiring payment on the tenth (10th) day of the month immediately following such sale;

     (q) that arises from any bill-and-hold or other sale of goods which remain in Borrower's possession or under Borrower's control;

     (r) as to which the interest of Agent and Lenders therein in not a first priority perfected security interest;

     (s) to the extent such Account exceeds any credit limit established by Agent based upon the creditworthiness of the Account Debtor;

     (t) that fails to meet or violates any of Borrower's representations, warranties or covenants contained in the Agreement or any other Loan Document;

     (u) with respect to which the Account Debtor is located in Indiana, New Jersey or Minnesota, unless Borrower has qualified to do business in such state or filed and maintained effective a Notice of Business Activities Report (or similar report) with the appropriate office or agency in such state for the then current year;

     (v) that is not otherwise acceptable in the sole discretion of Agent, exercised in good faith.

     "Eligible Inventory" shall have the meaning assigned to it in Section 1.7(b). Unless otherwise agreed to in writing by Agent, in determining whether Inventory constitutes Eligible Inventory, Agent shall not include any Inventory that:

     (a) is not owned by Borrower free and clear of all Liens and rights of others, except first priority Liens in favor of Agent or Liens in favor of Caribbean Lenders;

     (b) is not located on premises owned or operated by Borrower and referenced in Schedule 3.6;

     (c) is Inventory in transit or Inventory held on or at any leased premises where the landlord thereof has not executed a consent and waiver in form and substance satisfactory to Agent or Agent is otherwise satisfied with its ability to take possession and dispose of the Inventory at such premises;

     (d) is in the possession or control of a bailee, warehouseman, processor, converter or other Person other than Borrower, unless Agent is in possession of such agreements, instruments and documents as Agent may reasonably require (each in form and content acceptable to Agent and duly executed, as appropriate by the bailee, warehouseman, processor, converter or other Person in possession or control of such Inventory, as applicable) including warehouse receipts in Agent's name covering such Inventory;

     (e) is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory has been delivered to Agent;

     (f) in Agent's judgment, is obsolete, unsalable, shopworn, damaged, unfit for further processing, or is of substandard quality;

     (g) consists of display items, packaging and shipping materials or goods which have been returned by the buyer;

     (h) consists of (i) discontinued items or (ii) slow-moving items held in inventory for more than 365 days following purchase or completion of manufacture;

     (i) does not meet all standards imposed by any Governmental Authority;

     (j) is placed by Borrower on consignment or held by Borrower on consignment from another Person;

     (k) is raw material Inventory or finished goods Inventory with respect to which Agent has determined in its sole discretion, exercised in good faith, that it may not have the ability pursuant to the terms of the Interim Order or the Final Order, to sell or dispose of such type of Inventory;

     (l) is finished goods Inventory, the manufacture of which has not been completed prior to the termination of the franchise or other agreement under which Borrower holds a license to produce such Inventory;

     (m) is Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. (S) 215 or any successor statute or section;

     (n) is Inventory which in any way fails to meet or violates any warranty, representation or covenant contained in the Agreement or any other Loan Document; or

     (o) is not otherwise acceptable in the sole discretion of Agent, exercised in good faith.

     "Emergency Order" shall mean the order of the Bankruptcy Court entered in the Chapter 11 Case after an emergency hearing (assuming satisfaction of the standards prescribed in Bankruptcy Rule 4001 and other applicable law), together with all extensions, modifications and amendments thereto, satisfactory in form and substance to Agent, authorizing, on an emergency interim basis, Borrower to execute and perform under the terms of the Agreement and the other Loan Documents, and substantially in the form attached as Exhibit D.

     "Environmental Laws" shall mean all Federal, state and local laws, statutes, ordinances, orders and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health and safety (from environmental matters), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S)(S) 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. (S)(S) 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. (S)(S) 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C.
(S)(S) 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. (S)(S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. (S)(S) 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. (S)(S) 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.
(S)(S) 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. (S)(S) 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes in connection therewith.

     "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental Law) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of a Hazardous Material.

     "Equipment" shall mean all "equipment" as such term is defined in the Code, and, in any event, shall include all machinery, equipment, furnishings, fixtures and vehicles and any and all additions, accessions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

     "ERISA Affiliate" shall mean, with respect to Borrower, any trade or business (whether or not incorporated) under common control with Borrower and which, together with Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

     "ERISA Event" shall mean, with respect to Borrower, any Subsidiary thereof or any ERISA Affiliate, (a) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (b) the withdrawal of Borrower, any Subsidiary thereof or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of Borrower, any Subsidiary thereof or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceeding to terminate a Title IV Plan or Multiemployer Plan by the PBGC;
(vi) the failure to make required contributions to a Qualified Plan; or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

     "Event of Default" shall have the meaning assigned to it in Section 8.1.

     "Excess Borrowing Availability" shall mean at any time of measurement, the amount by which Borrowing Availability exceeds the aggregate principal amount of the Revolving Credit Loan and outstanding Letter of Credit Obligations.

     "Fees" shall mean the fees due to Agent and Lenders as set forth in Section 1.8, and any other fees due to Agent or Lenders pursuant to the Loan Documents.

     "Final Order" shall mean the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001, or without a final hearing pursuant to paragraph 27 of the Interim Order, satisfactory in form and substance to Agent, and from which no appeal has been timely filed, or if timely filed, no stay pending appeal shall have been granted, together with all extensions, modifications and amendments thereto, authorizing Borrower to obtain credit, incur indebtedness, and grant liens under the Agreement and the other Loan Documents and providing for the superpriority of Agent's claims, all as set forth in such order.

     "Financials" shall mean the financial statements referred to in paragraph 1 of Schedule 3.4.

     "Fiscal Month" shall mean each of the monthly accounting periods of Borrower.

     "Fiscal Quarter" shall mean each of the three-month periods ending on March 31, June 30, September 30 or December 31.

     "Fiscal Year" shall mean the 12-month period of Borrower and its Subsidiaries ending on December 31 of each year. Subsequent changes of the fiscal year of Borrower and its Subsidiaries shall not change the term "Fiscal Year," unless Agent and Required Lenders shall consent in writing to such change.

     "Fixed Charge Coverage Ratio" shall mean, as of any date with respect to Borrower, the ratio of (a) EBITDA for the Rolling Period immediately preceding such date, minus Capital Expenditures paid during such period, to (b) the sum of
(i) cash interest paid in respect of Funded Debt (excluding interest expense related to Capital Lease Obligations) during such period, plus (ii) regularly scheduled payments of principal which, despite any implication, does not include any mandatory or voluntary prepayment pursuant to Section 1.3, paid on Funded Debt during such period, plus (iii) cash Taxes paid during such period, plus
(iv) cash dividend payments paid during such period.

     "Fixtures" shall mean all "fixtures," as such term is defined in the Code, now or hereafter owned or acquired by Borrower, wherever located, and, in any event, including all of the fixtures, systems, machinery, apparatus, equipment and fittings of every kind and nature whatsoever and all appurtenances and additions thereto and substitutions therefor or replacements thereof, now or hereafter attached or affixed to or constituting a part of, or located in or upon, real property wherever located (including all heating, electrical, mechanical, lighting, lifting, plumbing, ventilating, air-conditioning and air cooling, refrigerating, incinerating and power, loading and unloading, signs, escalators, elevators, boilers, communication, switchboards, sprinkler and other fire prevention and extinguishing fixtures, systems, machinery, apparatus and equipment, and all engines, motors, dynamos, machinery, pipes, pumps, tanks, conduits and ducts constituting a part of any of the foregoing, together with all extensions, improvements, betterments, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property).

     "Funded Debt" shall mean all of Borrower's Indebtedness which by the terms of the agreement governing or instrument evidencing such Indebtedness matures more than one year from, or is directly or indirectly renewable or extendible at the option of Borrower under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from, the date of creation thereof, including current maturities of long-term debt, revolving credit, and short-term debt extendible beyond one year at the option of Borrower, and shall also include the Obligations and any subordinated debt of Borrower and any Subsidiary of Borrower, but shall not include any Intercompany Indebtedness.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time; provided, that for purposes of calculating any financial covenant set forth in Annex H or any definition or component to be used in the calculation of any financial covenant set forth in Annex H, "GAAP" shall mean generally accepted accounting principles in the United States of America as applied by Borrower as of December 31, 1995.

     "GE Capital" shall mean General Electric Capital Corporation, a corporation organized under the banking laws of the State of New York.

     "General Intangibles" shall mean all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by Borrower and, in any event, including all right, title and interest which Borrower may now or hereafter have in or under any Contract, all customer lists, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill, all rights and claims in or under insurance policies, (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, and bank accounts (including the Lock Box Accounts, the Concentration Account and the Disbursement Accounts), rights to receive tax refunds and other payments and rights of indemnification.

     "Goods" shall mean all "goods" as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including movables, Fixtures, Equipment, Inventory, or other tangible personal property.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other monetary obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

     "Hazardous Material" shall mean any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by any Governmental Authority pursuant to, or which forms the basis of liability under, any Environmental Law, including any material or substance which is (i) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" or other similar term of phrase under any Environmental Laws, or (ii) petroleum or any fraction thereof, asbestos, polychlorinated biphenyls, or radioactive substances.

     "Indebtedness" of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capital Lease Obligations, (e) all Guaranteed Indebtedness,
(f) all Indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
(f) the Obligations, and (g) all liabilities under Title IV of ERISA.

     "Indemnified Person" shall have the meaning assigned to it in Section 1.17.

     "Indenture" shall mean that certain Indenture dated as of August 1, 1992 among Borrower, BGAC, and The Bank of New York as in effect on the Petition Date.

     "Instruments" shall mean all "instruments," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located and in any event all certificated securities, certificates of deposit and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

     "Intellectual Property" shall mean, collectively, all Trademarks, all Patents, all Copyrights and all Licenses now held or hereafter acquired by Borrower, together with all franchises, tax refund claims, rights of indemnification, payments under insurance, indemnities, warranties and guarantees payable with respect to the foregoing.

     "Intercompany Indebtedness" shall mean any Indebtedness of Borrower or any Subsidiary which is owing to or from Borrower or any Subsidiary.

     "Intercompany Notes" shall mean promissory notes evidencing Intercompany Indebtedness which Intercompany Notes, (a) if owed to or held by Borrower or Seven-Up/RC of PR, shall be payable upon demand and bear interest at current market rates and shall not be subordinated to any other Indebtedness of the debtor (except that any Intercompany Notes from Seven-Up/RC of PR to

Borrower ("Caribbean Intercompany Notes") may be subordinated to Seven-Up/RC of PR's obligations under the Caribbean Loan Documents).

     "Intercorporate Services Agreement" shall mean the Intercorporate Services Agreement between Borrower and Seven-Up/RC of PR dated as of September 11, 1990, as the same may be amended or modified with the consent of Agent.

     "Interest Expense" shall mean the interest expense of Borrower in respect of Indebtedness, including amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capital Lease Obligation.

     "Interim Order" shall mean the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing (assuming satisfaction of the standards prescribed in Bankruptcy Rule 4001 and other applicable law), together with all extensions, modifications and amendments thereto, satisfactory in form and substance to agent, authorizing, on an interim basis, Borrower to execute and perform under the terms of the Agreement and the other Loan Documents, substantially in the form attached as Exhibit E; provided, that in the event the Emergency Order is entered in the Chapter 11 Case, the term "Interim Order" shall be deemed to include the Emergency Order until such time as the Emergency Order is superseded by the Interim Order or the Final Order, as the case may be.

     "Inventory" shall mean all "inventory," as such term is defined in the Code, now or hereafter owned or acquired by, Borrower, wherever located, and, in any event, including inventory, merchandise, goods and other personal property which are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies, and all accessions and additions thereto and all documents of title covering any of the foregoing.

     "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

     "IRS" shall mean the Internal Revenue Service, or any successor thereto.

     "Investment" shall mean, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); and (c) the entering into of any Guaranteed Indebtedness of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

     "Leases" shall mean all of those leasehold estates in real property now owned or hereafter acquired by Borrower.

     "Lender" and "Lenders" shall have the meanings provided in the first paragraph of the Agreement.

     "Letter of Credit Fee" shall have the meaning assigned to it in Annex D.

     "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Agent or any Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guaranty, by Agent, any Lender or another Person, of Letters of Credit. The amount of such Letter of Credit Obligations at any time shall equal the maximum amount which may be payable by Agent or Lenders thereupon or pursuant thereto at such time.

     "Letters of Credit" shall mean commercial or standby letters of credit issued at the request and for the account of Borrower for which Agent or any Lender has incurred Letter of Credit Obligations.

     "License" shall mean any Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower.

     "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

     "Loan Documents" shall mean the Agreement, the Revolving Credit Notes, the Collateral Documents, the Interim Order and the Final Order, and all agreements, instruments, documents and certificates in favor of Agent or Lenders that are identified in the Schedule of Documents, including all other pledges, powers of attorney, consents, assignments, contracts, notices, and other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to Agent or Lenders in connection with the Agreement or the financing transactions contemplated hereby.

     "Loan Party" means each of Borrower and each Subsidiary of Borrower.

     "Lock Box Account Agreements" shall have the meaning assigned to it in Annex B.

     "Lock Box Accounts" shall have the meaning assigned to it in Annex B.

     "Management Agreement" shall mean that certain Management Agreement among WB, Borrower and Bart S. Brodkin dated as of September 11, 1990, as the same may be renewed in accordance with its terms or amended or modified with the consent of Borrower's Board of Directors.

     "Margin Stock" shall have the meaning specified in Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Material Adverse Effect" shall mean: (a) a material adverse effect on (i) the business, assets, operations, prospects, or financial condition of any Loan Party, (ii) Borrower's ability to pay or perform the Obligations in accordance with the terms thereof, (iii) the Collateral or Agent's or Lenders' Liens on the Collateral or the priority of any such Liens, or (iv) the rights and remedies of Agent and Lenders under the Agreement and the other Loan Documents; or (b) except in connection with the filing of any proof or proofs of claim in the Chapter 11 Case, the incurrence by any Loan Party of any liability, contingent or liquidated, that has an actual or contingent incurrence of liability, or dollar exposure or loss, greater than $500,000 (net of any tax effect) to such Loan Party, which loss or liability would not be reflected on such Person's income statement.

     "Material Contracts" shall mean each contract to which Borrower or any of its Subsidiaries is now or hereafter a party involving aggregate consideration payable to or by Borrower or any of its Subsidiaries, contingent or otherwise, in excess of $1,000,000, except contracts as to which the remaining consideration payable to or by Borrower or any of its

Subsidiaries is less than $1,000,000, and in any event shall include all Material Franchise Agreements.

     "Material Franchise Agreement" shall mean, at any time, each franchise agreement of each Loan Party relating to: (a) Royal Crown Cola Co.; (b) The Seven-Up Company; and (c) any franchise that represents five percent (5%) or more of Borrower's consolidated net revenues for the immediately preceding 12-month period.

     "Maximum Lawful Rate" shall have the meaning assigned to it in Section 1.6(d).

     "Maximum Revolving Credit Commitment" shall mean, at any particular time, an amount equal to $54,000,000.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a) (3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

     "Net Proceeds" shall mean the net cash amount realized from any asset sale after deducting all reasonable costs and expenses payable in connection therewith, including reasonable attorneys fees and taxes with respect to such sale and repayment of any Indebtedness secured by such assets.

     "Non-Funding Lender" shall have the meaning assigned to it in Section
1.1(f).

     "Non-Use Fee" shall have the meaning assigned to it in Annex D.

     "Notice of Interest Period" shall have the meaning assigned to it in
Section 1.6(d).

     "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(c).

     "Obligations" shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes all Fees, Charges, expenses, attorneys' fees and any other sum chargeable to Borrower under any of the Loan Documents.

     "Operating Lease" shall mean any lease of real or personal property, or mixed property, that is not a Capital Lease.

     "Other Lender" shall have the meaning assigned to it in Section 1.1(f).

     "Other Taxes" shall have the meaning assigned to it in Section 1.19(b).

     "Patent License" shall mean, with respect to Borrower or any Subsidiary of Borrower, rights under any written agreement now owned or hereafter acquired by such Person granting any right with respect to any invention on which a Patent is in existence.

     "Patents" shall mean all of the following in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States of America or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States of America or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State or Territory thereof, or any other country, and (b) all reissues, divisions, continuations, continuations-in-part or extensions thereof.

     "Payor" shall have the meaning assigned to it in Section 1.13.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Pension Plan" shall mean an employee pension benefit plan, as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which Borrower or, if a Title IV Plan, any Subsidiary of Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 5.2 of the Agreement or by the Bankruptcy Code or the Bankruptcy Court; (b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which

Borrower is a party as lessee made in the ordinary course of business; (d) deposits securing public or statutory obligations of Borrower; (e) inchoate and unperfected workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $250,000 at any time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (h) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay; (i) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; and (j) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed as a matter of law incurred in the ordinary course of business for sums not yet delivered or being contested in good faith so long as reserves and any other provisions required by GAAP shall have been made.

     "Person" shall mean any individual, sole proprietor ship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

     "Petition Date" shall have the meaning assigned to it in Recital B.

     "Plan" shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "Postpetition Overadvance" shall mean, at any time, an amount equal to $4,000,000.

     "Postpetition Overadvance Reduction Amount" shall mean, at any time, the aggregate amount of (a) principal payments of the Prepetition Term Loan scheduled to occur after the Petition Date under the secured promissory note evidencing the Prepetition Term Loan as and to the extent actually paid pursuant to Section 1.12, and (b) the amount of any Net Proceeds from any sale or disposition of any Collateral permitted under Section 6.8(d), which proceeds are not used by Borrower within sixty (60) days to acquire property or assets in a line of business related to Borrower's business as it is then conducted.

     "Prepetition Advances" shall mean the "Revolving Credit Advances" as defined in Annex A to the Prepetition Credit Agreement.

     "Prepetition Credit Agreement" shall have the meaning assigned to it in Recital A.

     "Prepetition Credit Agreement Obligations" shall mean the "Obligations" as defined in Annex A to the Prepetition Credit Agreement, including any amounts returned or restored to Borrower.

     "Prepetition Indebtedness" shall mean all Indebtedness of Borrower incurred or assumed prior to the Petition Date other than the Prepetition Credit Agreement Obligations.

     "Prepetition LC Cash Collateral Account" shall mean the "LC Cash Collateral Account" as defined in Annex A to the Prepetition Credit Agreement.

     "Prepetition LC Obligations" shall mean the "Letter of Credit Obligations" as defined in Annex A to the Prepetition Credit Agreement.

     "Prepetition Loan Documents" shall mean the "Loan Documents" as defined in Annex A to the Prepetition Credit Agreement, as amended, modified or supplemented prior to the Petition Date.

     "Prepetition Term Loan" shall mean the "Term Loan" as defined in Annex A to the Prepetition Credit Agreement.

     "Proceeds" shall mean all "proceeds," as such term is defined in the Code and, in any event, shall include, with respect to any Person: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Person from time to time with respect to any of its property or assets; (b) any and all payments (in any form whatsoever) made or due and payable to such Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of such Person's property or assets by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (c) any claim of such Person against third parties (i) for past, present or future infringement of any Patent or Patent License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; (d) any recoveries by such Person against third parties with respect to any litigation or dispute concerning any of such Person's property or assets; and (e) any and all other amounts from time to time paid or payable under or in connection with any of such Person's property or assets, upon disposition or otherwise.

     "Projections" shall mean the projections referred to in paragraph 2 of
Schedule 3.4 and any other projections required to be delivered by Borrower to Lender under the Agreement.

     "Property" shall have the meaning assigned to it in Section 5.14.

     "Qualified Plan" shall mean an employee pension benefit plan, as defined in
Section 3(2) of ERISA, which is intended to be tax-qualified under IRC Section 401(a), and which Borrower, any Subsidiary of Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "Regulatory Change" shall mean, with respect to any Lender, any change after the date of the Agreement in Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Release" shall mean, as to any Person, any release or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the indoor or outdoor environment by such Person (or by a person under such Person's direction or control), including the movement of a Hazardous Material through or in the air, soil, surface water, ground water or property; but shall exclude any release, discharge, emission or disposal in material compliance with a then effective permit or order of a Governmental Authority.

     "Replacement Lender" shall have the meaning assigned to it in Section 1.19(g).

     "Reportable Event" shall mean any of the events described in Section 4043(b) (1), (3), (5) or (6) of ERISA.

     "Requesting Licensor" shall have the meaning assigned to it in Section 8.2.

     "Required Lenders" shall mean, at any time, Lenders holding more than fifty percent (50%) of the aggregate of the Revolving Credit Commitments of all Lenders at such time.

     "Required Payment" shall have the meaning assigned to it in Section 1.13.

     "Restricted Payment" shall mean, with respect to any Person: (a) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Stock; (b) any payment on account of the purchase, redemption, defeasance or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; or (c) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person.

     "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

     "Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

     "Revolving Credit Commitment" shall mean, as to each Lender, the commitment of such Lender to make Revolving Credit Advances to Borrower pursuant to Section
1.1 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on the signature page of the Agreement, as such amount may be reduced or modified pursuant to the Agreement.

     "Revolving Credit Loan" shall mean the aggregate amount of Revolving Credit Advances of all Lenders outstanding at any time.

     "Revolving Credit Notes" shall mean the promissory notes provided for by
Section 1.1(d) and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be modified and supplemented and in effect from time to time.

     "Rolling Period" shall mean, as of the end of any period, the immediately preceding 12 Fiscal Months, including the Fiscal Month then ending; provided, that as of the end of any period prior to May 1, 1997, "Rolling Period" shall mean the period from May 1, 1996 through the end of such period.

     "Schedule of Documents" shall mean the schedule attached hereto as Annex C, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder.

     "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit F attached hereto, between Agent, for the ratable benefit of Lenders, and Borrower, including all amendments, modifications and supplements thereto, and shall refer to the Security Agreement as the same may be in effect at the time such reference becomes operative.

     "Senior Secured Notes" shall mean Borrower's 11 1/2 Senior Secured Notes Due 1999, issued pursuant to the Indenture.

     "Seven-Up/RC" shall have the meaning assigned to it in Recital A.

     "Seven-Up/RC of PR" shall mean Seven-Up/RC Bottling Company of Puerto Rico, Inc., a Puerto Rico corporation, a wholly-owned Subsidiary of Borrower.

     "Stated Rate"  shall have the meaning assigned to it in Section 1.6(b).

     "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

     "Stockholder" shall mean each holder of Stock of Borrower.

     "Subject Property" shall mean all real property owned, leased or operated by any Loan Party or any Affiliate of Borrower.

     "Subsidiary" shall mean, with respect to any Person: (a) any corporation of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irres pective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such

Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise; and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50% or more or of which any such Person is a general partner or may exercise the powers of a general partner.

     "Superpriority Claims" shall mean allowed administrative expense claims against Borrower in the Chapter 11 Case with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code.

     "Tangible Net Worth" shall mean, with respect to Borrower, as of any date,
(a) the total amount of its assets (less depreciation, depletion and other properly deductible valuation reserves), minus (b) the amount of its intangible assets, minus (c) its total liabilities.

     "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement dated as of September 11, 1990 between Borrower and WB, as the same may be amended or modified with the consent of Agent, which consent shall not be unreasonably withheld.

     "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of any Lender by the United States of America, the jurisdiction under the laws of which such Lender is organized or the jurisdiction in which such Lender's applicable lending office is located or, in each case, any political subdivision thereof.

     "Termination Date" shall mean the date on which (a) the Revolving Credit Commitments have been terminated in full, and Lenders shall have no further obligation to make any credit extensions or financial accommodations hereunder, and (b) all Obligations then due and payable have been indefeasibly paid in full, and Borrower shall have funded the amounts required, if any, under the Loan Documents into the Cash Collateral Account in respect of Letter of Credit Obligations, if any, then outstanding.

     "Termination Fee" shall have the meaning assigned to it in Annex D.

     "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

     "Trade Payables" shall mean, as of any date of determination thereof, the accounts payable of Borrower determined in accordance of GAAP in favor or trade vendors; provided, that the trade terms of such vendors shall be substantially similar to those in effect on March 31, 1996.

     "Trademark License" shall mean, with respect to Borrower or any Subsidiary of Borrower, rights under any written agreement now owned or hereafter acquired by such Person granting any right to use any Trademark or Trademark registration.

     "Trademarks" shall mean all of the following in which Borrower now holds or hereafter acquires any interest: (a) all common law and statutory trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all licenses thereunder and together with the goodwill associated with and symbolized by such trademark.

     "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and
(b) for a period of five (5) years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Borrower or any ERISA Affiliate as a result of such transaction.

     "WB" means WB Bottling Corporation.

     "Weekly Settlement Date" shall have the meaning assigned to it in Section 1.15(c).

     "Welfare Plans" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Borrower or any ERISA Affiliate.

     "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to

Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

     2. Certain Matters of Construction. Any accounting term used in the Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

     All other undefined terms contained in the Agreement or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of California to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" or other words of similar import refer to the Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement.

     For purposes of the Agreement and the other Loan Documents, the following additional rules of construction shall apply: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term "including" shall not be limiting or exclusive, unless specifically indicated to the contrary; (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (d) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

                                    ANNEX B
                                      to
                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                           Dated as of May 13, 1996

                            CASH MANAGEMENT SYSTEM
                            ----------------------

     Borrower agrees to establish, and to maintain, until the Termination Date, the cash management system described below:

     1. Borrower shall not (and shall not permit any of its Subsidiaries to) maintain any deposit, checking, operating or other bank account except for those accounts identified in Schedule 3.20. So long as any Revolving Credit Advance is outstanding, no more than $500,000 in the aggregate may, for any two (2) consecutive Business Days, be maintained in the accounts of Borrower identified in Schedule 3.20.

     2. Commencing on the Closing Date and for so long as any Obligations are outstanding, Borrower shall deposit or, if directed by Agent, cause to be deposited directly, in either case on the date of receipt thereof, all cash, checks, notes, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral, or otherwise payable to Borrower, into lock boxes or lock box accounts in Borrower's or Agent's name (collectively, the "Lock Box Accounts") at the banks set forth in Attachment I hereto. On or before the Closing Date, Borrower shall have established a concentration account in Borrower's name (the "Concentration Account") at the bank set forth in Attachment I hereto.

     3. On or before the Closing Date, the banks at which the Lock Box Accounts are held shall have entered into tri-party lock box agreements with Agent and Borrower, in form and substance acceptable to Agent (the "Lock Box Account Agreements"). Each such Lock Box Account Agreement shall provide, among other things, that (a) such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Lock Box Account, other than for payment of its service fees and other charges directly related to the administration of such account, and (b) such bank agrees to sweep on a daily basis all amounts in the Lock Box Account to the Concentration Account.

     4. On or before the Closing Date, the bank at which the Concentration Account is held shall have entered into a tri-party blocked account agreement with Agent and Borrower, in form and substance acceptable to Agent (the "Blocked Account Agreement"). Such Blocked Account Agreement shall provide, among other things, that (a) such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Concentration Account, other than for payment of its service fees and other charges directly related to the administration of such account, and (b) such bank agrees to sweep on a daily basis all amounts received in the Concentration Account to the Collection Account.

     5. Commencing on the Closing Date, (a) the blocked account arrangements shall immediately become operative at the banks at which the Lock Box Accounts and the Concentration Account are maintained, and (b) amounts outstanding under the Revolving Credit Loan shall be reduced through daily sweeps, by wire transfer, of the Lock Box Accounts into the Concentration Account, and of the Concentration Account into the Collection Account, as provided in this Annex B. Borrower acknowledges that it shall have no right to gain access to any of the moneys in the Lock Box Accounts or the Concentration Account until the Termination Date.

     6. Borrower may maintain, in its name, accounts (the "Disbursement Accounts") at a bank or banks acceptable to Lender into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made pursuant to
Section 1.1 for use solely in accordance with the provisions of Section 1.4. All of the Disbursement Accounts as of the Closing Date are listed in Attachment I hereto. On or before the Closing Date, the banks set forth in paragraph 3 of Attachment I hereto shall have entered into Pledged Account Agreements in form and substance acceptable to Agent.

     7. So long as no Default or Event of Default has occurred, Borrower may amend Attachment I hereto to add or replace a Lock Box Account, Concentration Account, or Disbursement Account; provided, that (a) Agent shall have consented to the opening of such account with the relevant bank, and (b) with respect to any Lock Box Account or the Concentration Account, at the time of the opening of such account, Borrower and such bank shall have executed and delivered to Agent a Blocked Account Agreement, in form and substance satisfactory to Agent, and with respect to any Disbursement Account, at the time of the opening of such account, Borrower and such bank shall have executed and delivered to Agent a Pledged Account Agreement in form and substance acceptable to Agent. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) within 30 days of notice from Agent that the creditworthiness of the bank holding such accounts is no longer acceptable in Agent's sole judgment. The Lock Box Accounts, the Disbursement Accounts and the Concentration Account shall be cash collateral accounts with all cash, checks and other similar items of payment in such accounts securing payment of the Obligations, and in which Borrower shall have granted a first priority perfected Lien to Agent for the benefit of Lenders pursuant to the Security Agreement.

     8. All amounts deposited in the Collection Account shall be deemed received by Lender in accordance with the terms of Section 1.10 and shall be applied (and allocated) by Lender in accordance with the terms of Section 1.12. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

     9. Borrower hereby constitutes and irrevocably appoints Agent its true and lawful attorney, with full power of substitution, to demand, collect, receive and sue for all amounts which may become due or payable under the Lock Box Accounts and the Concentration Account, and to execute all withdrawal receipts or other orders for Borrower, in its own name or in Borrower's name or otherwise, which Agent deems necessary or appropriate to protect and preserve its right, title and interest in such accounts.

     10. Upon request of Agent, Borrower shall forward to Agent, on a weekly basis, evidence of the deposit of all items of payment received by Borrower into the Lock Box Accounts and copies of all such checks and other items, together with a statement showing the application of those items relating to payments on Accounts to outstanding Accounts and a collection report with regard thereto in form and substance reasonably satisfactory to Agent.

                            ATTACHMENT I TO ANNEX B
                            -----------------------


  LIST OF LOCK BOX ACCOUNTS, CONCENTRATION ACCOUNT AND DISBURSEMENT ACCOUNTS

1.   Lock Box Accounts.
     -----------------

     Bank of America Los Angeles, CA......... A/C #53166
     Bank of America Orange, CA.............. A/C #53524
     Bank of America Fresno, CA.............. A/C #53752
     Bank of America Sylmar, CA.............. A/C #53583
     Bank of America Los Angeles, CA......... A/C #53509
     Bank of America San Bernardino, CA...... A/C #53185
     Bank of America La Jolla, CA............ A/C #53510
     Bank of America Los Angeles, CA......... A/C #53827
     Bank of America Los Angeles, CA......... A/C #54256

2.   Concentration Accounts.
     ----------------------

     Bank of America Los Angeles, CA......... A/C #1461-7-01215
     First Interstate Bank of Las Vegas, NV.. A/C #0380182410
     Norwest Bank of New Mexico, NM.......... A/C #106017007

3.   Disbursement Accounts.
     ---------------------

     Banker's Trust Operating................ 50208715
     Banker's Trust.......................... 00516816
     Bank of America Payroll................. 1461-7-50102
     Bank of America Operating Account....... 1461-0-50047
     Bank of America Payroll Taxes........... 1461-8-50098
     Bank of America Electric Transfer....... 1461-5-50099

                                    ANNEX D
                                      to
                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                           Dated as of May 13, 1996

                           SCHEDULE OF CERTAIN FEES
                           ------------------------

     1. Closing Fee. On the Closing Date, Borrower shall pay to Agent, for the account of Lenders, a closing fee of $540,000 (the "Closing Fee"), against which shall be credited the $50,000 underwriting deposit paid by Borrower to Agent upon execution of the letter of interest by Seven-Up/RC on August 17, 1995 (net of costs and expenses incurred as of the Closing Date by Agent and its Affiliates in connection with this transaction), and the $270,000 commitment letter delivery fee paid by Seven-Up/RC to GE Capital upon execution of the commitment letter on August 30, 1995.

     2. Non-Use Fee. Borrower shall pay to Agent, for the account of Lenders, an unused facility fee (the "Non-Use Fee"), equal to three-eights of one percent (0.375%) per annum on the average unused daily balance of Lenders' Revolving Credit Commitments less any outstanding Prepetition Advances, payable in arrears
(i) for the preceding calendar month, on the first Business Day of each calendar month commencing June 1, 1996, and (ii) on the Commitment Termination Date; provided, that for purposes of computing the Non-Use Fee such Revolving Credit Commitments shall be reduced by Postpetition Overadvance Reduction Amount, if any. All computations of the foregoing fees shall be made by Agent on the basis of a three hundred sixty (360) day year, and for the actual number of days occurring in the period for which such fee is payable.

     3. Letter of Credit Fee. Borrower shall pay to Agent, for the account of Lenders, a letter of credit fee (the "Letter of Credit Fee") of two percent (2.0%) per annum (calculated on the basis of a 360 day year and actual days elapsed), on the face amount of all outstanding Letter of Credit Obligations, payable in arrears (i) for the preceding calendar month, on the first Business Day of the succeeding month, and (ii) on the Commitment Termination Date. Upon the occurrence and during the continuance of an Event of Default, the Letter of Credit Fee may in the sole discretion of Required Lenders be increased, effective as of the date of the Default giving rise to such Event of Default, to a per annum rate which is two percent (2.0%) per annum in excess of the rate that would otherwise be applicable, and shall be payable upon demand by Agent.

     4. Collateral Management Fee. For each yearly period commencing on the Closing Date or any anniversary of the Closing Date, or any portion thereof, Borrower shall pay to Agent, for Agent's own account, an annual collateral management fee in the amount of $50,000, payable in advance on the Closing Date and on each anniversary thereof (each such payment being a "Collateral Management Fee").

     5. Termination Fee. Borrower shall pay to GE Capital a prepayment fee equal to $100,000 (the "Termination Fee") in the event that prior to the first anniversary of the Closing Date Borrower terminates the Revolving Credit Commitments and repays the Obligations in full (except in connection with the working capital financing of a plan of reorganization in the Chapter 11 Case by GE Capital).

     6. Collateral Examination Charge. Borrower shall pay to Agent, for Agent's own account, a collateral examination charge of $500 per day per individual in connection with any field examination conducted by Agent (the "Collateral Examination Charge").

                                    ANNEX E
                                      to
                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                           Dated as of May 13, 1996

                 FINANCIAL STATEMENTS, PROJECTIONS AND NOTICES
                 ---------------------------------------------

     1.   By no later than the second Business Day of each week:

          (a) a Borrowing Base Certificate as of the last day of the preceding week;

          (b) a collateral report setting forth the net amount of Borrower's Accounts by location; and

          (c) a summary of Borrower's finished goods and raw materials Inventory by location.

     2.   By no later than the twentieth day of each Fiscal Month:

          (a) a monthly aged Accounts trial balance by Account Debtor and a schedule detailing ineligible Accounts for adjustments to the Borrowing Base, and a summary aged Accounts trial balance to Borrower's general ledger for the previous Fiscal Month and monthly financial statement, in each case accompanied by such supporting detail and documentation as Agent may reasonably request;

          (b) a monthly Inventory aging and a schedule detailing ineligible Inventory for adjustments to the Borrowing Base, and a reconciliation of such Inventory aging to Borrower's general ledger for the previous Fiscal Month and monthly financial statement, in each case accompanied by such supporting detail and documentation as Agent may request;

          (c) a detailed listing of all Assumed Expenses paid to or on behalf of WB in the previous Fiscal Month; and

          (d) a detailed listing of the cash interest paid with respect to Capital Lease Obligations in the previous Fiscal Month.

     3.   By no later than the twentieth day of each Fiscal Month:

          (a) an internally prepared income statement and statement of cash flows for such Fiscal Month and that portion of the current Fiscal Year ending as of the close of such Fiscal

Month, and balance sheet as at the end of such Fiscal Month, in each case for Borrower on a consolidated and consolidating basis, which financial and other information shall provide comparisons to the prior year's equivalent period, both on a monthly and year-to-date basis, and to budget;

          (b) a report of the Chief Executive Officer or Chief Financial Officer of Borrower setting forth management's discussion and analysis of all current income statement, balance sheet and cash flow financial trends; and

          (c) a certificate of the Chief Executive Officer or Chief Financial Officer of Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated financial position, the consolidated results of operations and the consolidated statements of cash flow of Borrower as at the end of such Fiscal Month and for the period then ended, and that to his or her knowledge there was no Default or Event of Default in existence as of such time or specifying those Defaults or Events of Default of which he or she was aware.

     4. Within ninety (90) days after the close of each Fiscal Year (which with respect to the items set forth in paragraphs (a) and (b) below may be satisfied by the delivery of Borrower's Annual Report on Form 10-K, to the extent applicable):

          (a) copies of the annual audited financial statements of Borrower determined on a consolidated basis, together with an auditor's compilation of the consolidating financial statements, for Borrower and each of its Subsidiaries, each consisting of a balance sheet and statement of operations, retained earnings and cash flow, setting forth in comparative form the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without qualification by Arthur Andersen & Co. or another firm of independent certified public accountants of recognized national standing selected by Borrower and acceptable to Agent, and accompanied by (i) a statement in reasonable detail showing the calculations used in determining Borrower's compliance with the financial covenants set forth in Annex H, and (ii) a report from such accountants to the effect that in connection with their audit examination, they did not become aware of any Default, or Event of Default, or specifying those Defaults or Events of Default, of which they became aware;

          (b) a report of the Chief Executive Officer or the Chief Financial Officer of Borrower setting forth management's discussion and analysis of all current income statement, balance sheet and cash flow financial trends;

          (c) the annual letter from Borrower's Chief Executive Officer or Chief Financial Officer to such accountants in connection with their audit examination detailing Borrower's contingent liabilities and material litigation, ERISA, labor and environmental matters

          (d) a certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position, the results of operations and the changes in financial position of Borrower as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or specifying those Defaults or Events of Default of which he or she was aware; and

          (e) an Accountant's Letter (as defined in Section 4.2) with respect to the certified Financials for such Fiscal Year.

     5. Not later than thirty (30) days before the end of each Fiscal Year, a final operating plan which shall include a monthly budget (including a Capital Expenditures budget) for Borrower reasonably acceptable to Agent for the following Fiscal Year (similar in form and content to the Projections and integrating plans for personnel, capital expenditures, corporate overhead expenses and facilities) approved by Borrower's board of directors and, in each case, which includes the following:

          (a) projected balance sheets of Borrower for such Fiscal Year, on a monthly basis:

          (b) projected cash flow statements and forecasted Excess Borrowing Availability, including summary details of cash disbursements (including Capital Expenditures) for such Fiscal Year, on a monthly basis;

          (c) projected income statements of operations of Borrower for such Fiscal Year, on a monthly basis; and

          (d) projected annual balance sheet, cash flow statements, and income statements of operations of Borrower on a consolidated and consolidating basis for such Fiscal Year;

together with a reasonable description of major assumptions used in generating such balance sheets, cash flows and income statements, and operating plan, and other appropriate supporting details as requested by Agent.

     6. As soon as practicable, but in any event within five (5) Business Days after Borrower becomes aware of the existence of any Default or Event of Default, or any development or other information that would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five (5) Business Days.

     7. Upon Agent's request, copies of all federal, state, local and foreign tax returns, information returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Borrower or any Subsidiary thereof.

     8. Promptly upon their becoming available, copies of any final registration statements and the regular, periodic and special reports, if any, which Borrower or any Subsidiary thereof shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

     9. Promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

     10. As soon as possible, and in any event within 10 days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by the chief financial officer of Borrower setting forth details respecting such event or condition and the action, if any, that Borrower, any Subsidiary thereof or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower, any Subsidiary thereof or any ERISA Affiliate with respect to such event or condition):

          (a) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the IRC or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the IRC);

          (b) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

          (c) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower, any Subsidiary thereof or any ERISA Affiliate of a notice from a

Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

          (d) the complete or partial withdrawal by Borrower, any Subsidiary thereof or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by Borrower, any Subsidiary thereof or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

          (e) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower, any Subsidiary thereof or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days.

     11. Promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of Borrower with the Bankruptcy Court or the U.S. Trustee in the Chapter 11 Case, or distributed by or on behalf of Borrower to any official committee appointed in the Chapter 11 Case.

     12. Such other reports and information respecting Borrower's business, financial condition or prospects as Agent may, from time to time, reasonably request.

                                    ANNEX F
                                      to
                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                           Dated as of May 13, 1996

                            INSURANCE REQUIREMENTS
                            ----------------------

     1. Coverage Requirements. The insurance policies maintained by Borrower provide for, without limitation, the following insurance coverage:

          (a) "All Risk" physical damage insurance on all of Borrower's tangible real and personal property and assets, wherever located, including Inventory located at premises not owned or leased by Borrower and covers, without limitation, fire and extended coverage, boiler and machinery coverage, flood, earthquake, environmental, liquids, theft, burglary, explosion, collapse, and all other hazards and risks ordinarily insured against by owners or users of such properties in similar businesses. All policies of insurance on such real and personal property contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or its equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, provides that the insurance companies will give Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage;

          (b) Comprehensive general liability insurance on an "occurrence basis" against claims for personal injury, bodily injury and property damage with a minimum limit of $1,000,000 per occurrence and $5,000,000 in the aggregate. Such coverage includes, without limitation, premises/operations, broad form contractual liability, underground, explosion and collapse hazard, independent contractors, broad form property coverage, products and completed operations liability;

          (c) Statutory limits of, worker's compensation insurance (which may be provided on a self-insured basis), including employee's occupational disease and employer's liability in the amount of $300,000 for each accident or occurrence;

          (d) Automobile liability insurance for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury and property damage with a minimum combined single limit of $1,000,000 per occurrence;

          (e) Umbrella insurance of $100,000,000 per occurrence and $100,000,000 in the aggregate;

          (f) Crime insurance with respect to employee dishonesty in an amount not less than $2,500,000; and

          (g) Fiduciary liability insurance with respect to defined benefit and group welfare plans in an amount not less than $5,000,000.

     All of such policies (i) shall have deductibles acceptable to Agent; (ii) shall provide that Agent will be notified by written notice at least thirty (30) days prior to such policy's cancellation or modification; (iii) are in full force and effect; (iv) are in form and with insurers recognized as adequate by Agent (insurers with an A.M. Best rating lower than "A" will not be considered adequate); and (v) provide coverage of such risks and for such amounts as is customarily maintained for businesses of the scope and size of Borrower's and as otherwise acceptable to Agent. Each insurance policy contains a clause which provides that Agent's interest under such policy shall not be invalidated by any act or omission to act of, or any breach of warranty by, the insured, or by any change in the title, ownership or possession of the insured property, or by the use of the property for purposes more hazardous than is permitted in such policy. Borrower has delivered to Agent a certificate of insurance that evidences the existence of each policy of insurance, payment of all premiums therefor and compliance with all provisions of this Agreement.

                                    ANNEX G
                                      to
                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                           Dated as of May 13, 1996

                               LETTERS OF CREDIT
                               -----------------

     1. Lenders agree, subject to the terms and conditions hereinafter set forth, to incur Letter of Credit Obligations in respect of the issuance of Letters of Credit issued on terms acceptable to Agent and supporting obligations of Borrower incurred in the ordinary course of Borrower's business to support the payment of Borrower's inventory purchase obligations, insurance premiums, and utility and other operating expenses and obligations, as Borrower shall request by written notice to Agent that is received by Agent not less than three
(3) Business Days prior to the requested date of issuance of any such Letter of Credit; provided, that the aggregate amount of all Prepetition LC Obligations and Letter of Credit Obligations at any one time outstanding (whether or not then due and payable) shall not exceed the lesser of (a) $5,000,000 and (b) when added to the Revolving Credit Loan, the Borrowing Availability; and further provided, that (i) no such Letter of Credit shall have an expiry date which is later than three hundred sixty-five (365) days following the date of issuance thereof, and (ii) Lenders shall be under no obligation to incur Letter of Credit Obligations in respect of any Letter of Credit having an expiry date that is later than May 13, 1998. The bank or other legally authorized Person (including any Lender) that issues or accepts, as the case may be, any Letter of Credit shall be determined by Lender in its sole discretion.

     2. In the event that Lenders shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed to constitute a Revolving Credit Advance. For purposes of computing interest under Section 1.6, a Revolving Credit Advance made in satisfaction of a Letter of Credit Obligation shall be deemed to have been made as of the date on which the issuer or endorser makes the related payment under the underlying Letter of Credit.

     3. In the event that any Letter of Credit Obligation, whether or not then due or payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower will either (a) cause the underlying Letter of Credit to be returned and canceled and Lenders' corresponding Letter of Credit Obligation to be terminated, or (b) pay to Agent, for the ratable benefit of Lenders cash or Cash Equivalents acceptable to Agent in an amount equal to 105% of the maximum amount then available to be drawn under the Letter of Credit. Such cash or Cash Equivalents shall be held by Agent in a cash collateral account (the "Cash Collateral Account") which shall be in the name, sole dominion and control of Agent (as a cash collateral account) for the ratable benefit of Lenders and subject to the terms of this Annex G. Borrower agrees to execute and deliver to Agent such documentation with respect to the Cash Collateral Account as Agent may request, and Borrower hereby pledges and grants to Agent a security interest in all such cash or Cash Equivalents held in the Cash Collateral Account from time to time and all interest thereon and the proceeds thereof, as additional security for the payment of all amounts due in respect of the Letter of Credit Obligations, whether or not then due.

     4. From time to time after cash or Cash Equivalents are deposited in the Cash Collateral Account, Agent may apply such cash or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Lenders with respect to such Letter of Credit Obligations and, once all Letter of Credit Obligations have been satisfied, to any other Obligations then outstanding as and when due and payable.

     5. Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the cash or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of any Letter of Credit Obligation in accordance with its terms and the payment of all amounts payable by Borrower to Agent or Lenders in respect thereof, any funds remaining in the Cash Collateral Account in excess of the then remaining Letter of Credit Obligations and any other outstanding Obligations to Agent or Lender shall be returned to Borrower.

     6. Neither Agent nor Lenders shall have any obligation to invest any cash deposited in the Cash Collateral Account or to deposit any such cash in an interest-bearing account, and interest and earnings thereon, if any, shall be the property of Agent, for the ratable benefit of Lenders. Interest and earnings on the Cash Equivalents in the Cash Collateral Account shall be the property of Borrower.

     7. In the event that Lenders shall incur any Letter of Credit Obligations, Borrower agrees to pay the Letter of Credit Fee to Agent, for the ratable benefit of Lenders, as compensation to Lenders for incurring such Letter of Credit Obligations. In addition, Borrower shall reimburse Agent and Lenders for all fees and charges paid by Agent or Lenders on account of such Letter of Credit Obligations to the issuer or like party.

                                    ANNEX H
                                      to
                     DEBTOR IN POSSESSION CREDIT AGREEMENT

                           Dated as of May 13, 1996

                              FINANCIAL COVENANTS
                              -------------------

     1. Borrower shall maintain, as of the end of each Fiscal Month set forth below, on a Rolling Period basis, EBITDA of not less than the following amounts corresponding thereto:

                        May 1996           $         0
                        June 1996          $ 1,000 000
                        July 1996          $ 1,700,000
                        August 1996        $ 2,800,000
                        September 1996     $ 3,700,000
                        October 1996       $ 4,700,000
                        November 1996      $ 5,400,000
                        December 1996      $ 6,800,000

                        January 1997       $ 6,400,000
                        February 1997      $ 6,600,000
                        March 1997         $ 8,000,000
                        April 1997         $ 8,300,000
                        May 1997           $ 8,800,000
                        June 1997          $ 9,400 000
                        July 1997          $ 9,700,000
                        August 1997        $10,000,000
                        September 1997     $10,100,000
                        October 1997       $10,300,000
                        November 1997      $10,500,000
                        December 1997      $10,800,000

                        January 1998       $10,800,000
                        February 1998      $10,800,000
                        March 1998         $10,900,000
                        April 1998         $10,900,000
                        May 1998           $11,000,000

     2. Borrower shall not make aggregate Capital Expenditures in excess of the amounts set forth below for the Fiscal Month corresponding thereto, to be tested on a Rolling Period basis:

                        May 1996           $  400,000
                        June 1996          $1,100,000
                        July 1996          $1,600,000
                        August 1996        $2,100,000
                        September 1996     $2,700,000
                        October 1996       $2,900,000
                        November 1996      $3,100,000
                        December 1996      $4,300,000

                        January 1997       $4,800,000
                        February 1997      $5,300,000
                        March 1997         $5,800,000
                        April 1997         $6,300,000
                        May 1997           $6,400,000
                        June 1997          $6,200,000
                        July 1997          $6,200,000
                        August 1997        $6,200,000
                        September 1997     $6,100,000
                        October 1997       $6,400,000
                        November 1997      $6,700,000
                        December 1997      $6,000,000

                        January 1998       $6,000,000
                        February 1998      $6,000,000
                        March 1998         $6,000,000
                        April 1998         $6,000,000
                        May 1998           $6,000,000

Borrower may make Capital Expenditures using (a) the trade-in value of assets exchanged in accordance with Section 6.8(b), and (b) insurance proceeds from the disposition of damaged property or assets in accordance with Section 6.8(e).

     3. Borrower shall maintain, as of the end of each Fiscal Month beginning October 1996, on a Rolling Period basis, a Fixed Charge Coverage Ratio of not less than 0.6 to 1.

                                      H-2